CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
3.625% Senior Notes due 2018	$400,000,000	100%	$400,000,000	$54,560.00
4.75% Senior Notes due 2023	$300,000,000	100%	$300,000,000	$40,920.00
Guarantees of 2018 Senior Notes	—	—	—	—(2)
Guarantees of 2023 Senior Notes	—	—	—	—(2)
Total				$95,480.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no registration fee is payable with respect to the guarantees.

Filed pursuant to Rule 424(b)(5)
SEC File No. 333-184065

Prospectus supplement

To Prospectus dated September 24, 2012

D.R. Horton, Inc.

$400,000,000 3.625% Senior Notes due 2018

$300,000,000 4.750% Senior Notes due 2023

The Company

We are one of the largest homebuilding companies in the United States. We construct and sell homes through our operating divisions in 26 states and 77 markets of the United States, primarily under the name of D.R. Horton, America’s Builder.

We are offering $400,000,000 aggregate principal amount of our 3.625% senior notes due 2018 (the “2018 notes”) and $300,000,000 aggregate principal amount of our 4.750% senior notes due 2023 (the “2023 notes,” and together with the 2018 notes, the “notes,” and each a “series” of notes).

The notes

The 2018 notes will mature on February 15, 2018 and the 2023 notes will mature on February 15, 2023. The notes will pay interest semi-annually in cash in arrears on February 15 and August 15 of each year, beginning on August 15, 2013. The 2018 notes will accrue interest at the rate of 3.625% per annum and the 2023 notes will accrue interest at a rate of 4.750% per annum.

On the closing date of this offering, the notes will be guaranteed by substantially all of our homebuilding subsidiaries. The notes and the respective guarantees will be senior unsecured obligations. The notes will rank equally in right of payment with all of our other senior indebtedness, including our revolving credit facility, and senior to any future indebtedness that is expressly subordinated in right of payment to the notes. The guarantees will rank equally with all existing and future unsecured and unsubordinated indebtedness of the guarantors, including their guarantees of our other senior notes and our revolving credit facility.

We may redeem the notes of each series at any time at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make whole” premium for such series of notes; provided that there will be no “make whole” premium for a redemption of notes of any series within three months of the final maturity of such series of notes. In addition, upon the occurrence of both a Change of Control and a Ratings Downgrade Event (each as defined in “Description of notes”), subject to certain exceptions, we will make an offer to each holder to purchase all or any part of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of purchase. See “Description of notes—Certain covenants—Repurchase of notes upon Change of Control Triggering Event.”

Use of proceeds

We intend to use the net proceeds of this offering for general corporate purposes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	2018 notes		2023 notes
	Per note	Total	Per note	Total

Public offering price(1)	100.00%	$400,000,000	100.00%	$300,000,000
Underwriting discounts and commissions	0.70%	$2,800,000	0.70%	$2,100,000
Proceeds, before expenses, to D.R. Horton, Inc.(1)	99.30%	$397,200,000	99.30%	$297,900,000

(1)	Plus accrued interest, if any, from February 5, 2013.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about February 5, 2013.

Joint book-running managers

J.P. Morgan	Citigroup	Deutsche Bank Securities	RBS	UBS Investment Bank	Wells Fargo Securities

The date of this prospectus supplement is January 30, 2013

We have not, and the underwriters have not, authorized anyone to provide you with any different information or to make any representation that is different from, or in addition to, the information contained in this prospectus supplement and the accompanying prospectus, any documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus, or the information contained in any document incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

Prospectus supplement

Prospectus dated September 24, 2012

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the information about the offering of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. For information about the notes, see “Description of notes” in this prospectus supplement. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by reference.” Any statement made in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference therein will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

S-ii

Incorporation by reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this or another document.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or date filed

• Annual Report on Form 10-K	Year ended September 30, 2012

• Quarterly Report on Form 10-Q	Quarter ended December 31, 2012

• Current Reports on Form 8-K	November 5, 2012 November 15, 2012 December 7, 2012 January 25, 2013

•

The information set forth under the captions “Proposal One—Election of Directors,” “Corporate Governance and Board Matters,” “Beneficial Ownership of Common Stock,” “Executive Compensation,” “Certain Relationships and Related Person Transactions,” “Independent Registered Public Accountants,” “Section 16(a) Beneficial Ownership Reporting Compliance” and “Requesting Documents from the Company” in our proxy statement relating to our January 24, 2013 annual meeting of stockholders and incorporated into our annual report on Form 10-K for the fiscal year ended September 30, 2012.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus supplement or the accompanying prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference in any filing under the Securities Act of 1933). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus supplement. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-iii

You can obtain any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus supplement and the accompanying prospectus, by requesting them in writing or by telephone from us at the following address:

Investor Relations

D.R. Horton, Inc.

301 Commerce Street, Suite 500

Fort Worth, Texas 76102

(817) 390-8200

S-iv

Forward-looking statements

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target,” “will” or other words of similar meaning. Any or all of the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	potential deterioration in homebuilding industry conditions and the current weak U.S. economy;

•	the cyclical nature of the homebuilding industry and changes in general economic, real estate and other conditions;

•	constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital;

•

reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates;

•	the risks associated with our land and lot inventory;

•	home warranty and construction defect claims;

•	supply shortages and other risks for acquiring land, building materials and skilled labor;

•	reductions in the availability of performance bonds;

•	increases in the costs of owning a home;

•	the effects of governmental regulations and environmental matters on our homebuilding operations;

•	the effects of governmental regulation on our financial services operations;

•	our debt obligations and our ability to comply with related debt covenants, restrictions and limitations;

•	competitive conditions within the homebuilding and financial services industries;

•	our ability to effect any future growth strategies successfully;

•	the impact of an inflationary or deflationary environment;

S-v

•	our ability to realize the full amount of our deferred income tax asset; and

•	information technology failures and data security breaches.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports incorporated by reference in this prospectus supplement and the accompanying prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in this prospectus supplement, and in our annual report on Form 10-K for the fiscal year ended September 30, 2012 and our quarterly report on Form 10-Q for the quarter ended December 31, 2012, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the SEC. See “Incorporation by reference.”

S-vi

Summary

This is only a summary of the offering. To fully understand an investment in the notes, you must consider this prospectus supplement, the accompanying prospectus and the detailed information incorporated by reference into them, including the financial statements and their accompanying notes.

For purposes of this prospectus supplement, unless we have indicated otherwise or the context otherwise requires, the terms the “Company,” “we,” “our” or like terms refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

D.R. Horton, Inc.

D.R. Horton, Inc. is one of the largest homebuilding companies in the United States. We construct and sell homes through our operating divisions in 26 states and 77 markets of the United States, primarily under the name of D.R. Horton, America’s Builder. Our homes generally range in size from 1,000 to 4,000 square feet and in price from $100,000 to $600,000. For the year ended September 30, 2012, we closed 18,890 homes with an average closing sales price of approximately $223,300. For the three months ended December 31, 2012, we closed 5,182 homes with an average closing sales price of approximately $236,100.

Through our financial services operations, we provide mortgage financing and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our 100% owned subsidiary, provides mortgage financing services principally to our homebuilding customers and generally sells the mortgages it originates and the related servicing rights to third-party purchasers. DHI Mortgage originates loans in accordance with purchaser guidelines and historically has sold most of its mortgage production within 30 days of origination. Our subsidiary title companies serve as title insurance agents by providing title insurance policies, examination and closing services, primarily to our homebuilding customers.

Our financial reporting segments consist of six homebuilding segments and a financial services segment. Our homebuilding operations are the most substantial part of our business, comprising approximately 97% of consolidated revenues of $4.4 billion and $1.3 billion for the year ended September 30, 2012 and for the three months ended December 31, 2012, respectively. Our homebuilding operations generate most of their revenues from the sale of completed homes, with a lesser amount from the sale of land and lots. In addition to building traditional single-family detached homes, we also build attached homes, such as town homes, duplexes, triplexes and condominiums. The sale of detached homes generated approximately 90% of home sales revenues for the year ended September 30, 2012 and 92% of home sales revenues for the three months ended December 31, 2012. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance agency and closing services.

For more information about our business, please refer to the “Business” section in our most recent annual report on Form 10-K filed with the SEC and incorporated by reference in this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus supplement.

Our principal executive offices are located at 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on or connected to our Internet website is not a part of this prospectus supplement.

Recent developments

Revolving credit facility amendment

On November 1, 2012, we increased the committed capacity under our five-year senior unsecured revolving credit facility, which we refer to in this prospectus supplement as our revolving credit facility, from $125 million to $600 million and also increased the uncommitted accordion feature under the revolving credit facility to allow for a future increase in size to $1 billion, subject to certain conditions and availability of additional commitments.

Cash dividends

In November 2012, our board of directors declared a quarterly cash dividend of $0.0375 per common share, paid on December 17, 2012 to stockholders of record on December 3, 2012. A dividend of the same amount was declared and paid in the comparable quarter of the prior year.

In December 2012, our board of directors declared a cash dividend of $0.15 per common share, paid on December 21, 2012 to stockholders of record on December 17, 2012. The dividend was in lieu of and accelerated the payment of all quarterly dividends that we would have otherwise paid in calendar year 2013.

Current industry conditions

In our first quarter of fiscal 2013, demand for new homes has continued to improve in most of our operating markets. The number and value of our net sales orders increased 39% and 60%, respectively, compared to the first quarter of fiscal 2012. Revenues from home sales increased 38% to $1.2 billion compared to $884.3 million in the prior year. The average selling price of our homes closed increased 10% and our gross margins on homes closed increased by 200 basis points as compared to the prior year, primarily because the increase in demand for new homes has allowed us to increase sales prices or reduce sales incentives in many of our communities. Pre-tax income was $107.9 million in the current quarter compared to $29.2 million in the prior year quarter. These results reflect the improvement in market conditions from the prior year and the effects of our strategy of investing capital to expand and improve the profitability of our operations, managing inventory levels efficiently and controlling SG&A (selling, general and administrative expenses) and interest costs.

Our recent results and other national data indicate that the overall demand for new homes has continued to improve. However, both national new home sales and our company’s home sales remain below historical levels due to the current weak U.S. economic conditions, the restrictive mortgage lending environment and variations in local housing market conditions. Until there is a more robust U.S. economic recovery, we expect national demand for new homes to remain below historical levels, with uneven improvement across our operating markets.

We believe our business is well-positioned to continue benefiting from a housing recovery due to our strong balance sheet and liquidity, our finished lot and land position, our inventory of available homes and our broad geographic operating base, which have allowed us to profitably grow our operations. We increased our investments in land, lot and home inventories by more than $800 million during the first quarter of fiscal 2013 in response to the increased demand for our homes and improved market conditions and we will continue to adjust our business strategies based on housing demand in each of our markets. Nevertheless, our future results could be negatively impacted by weakening economic conditions, decreases in the level of employment, a significant increase in mortgage interest rates or further tightening of mortgage lending standards.

The offering

The summary below describes the principal terms of the notes and the guarantees. Many of the terms and conditions described below are subject to important limitations and exceptions. For a more complete understanding of this offering and the terms and conditions of the notes and guarantees, we encourage you to read this entire prospectus supplement and the accompanying prospectus, including the sections of this prospectus supplement entitled “Risk factors” and “Description of notes.”

Issuer	D.R. Horton, Inc., a Delaware corporation.

Securities offered	$400,000,000 aggregate principal amount of our 3.625% senior notes due 2018.

$300,000,000 aggregate principal amount of our 4.750% senior notes due 2023.

Maturity dates	The 2018 notes will mature on February 15, 2018.

The 2023 notes will mature on February 15, 2023.

Interest payment dates	Interest on the notes will be payable semi-annually in arrears on February 15 and August 15, beginning on August 15, 2013, and will be payable to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date (whether or not a business day).

Optional redemption	We may redeem all or a portion of the notes, at our option, at any time or from time to time. If we redeem the notes of any series at any time prior to the date that is three months prior to the final maturity of the notes of such series, the redemption price will equal the greater of: (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (other than interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury rate plus 50 basis points (0.50%), plus accrued and unpaid interest on the notes to the redemption date. If we redeem the notes of any series within three months of the final maturity of the notes of such series, the redemption price will equal 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the notes to the redemption date. See “Description of notes—Optional redemption.”

Guarantees

On the closing date of this offering, the notes will be guaranteed by substantially all of our homebuilding subsidiaries. Any of our subsidiaries will be required to guarantee the notes if it guarantees any of our other publicly traded debt securities with an outstanding principal amount of $50 million or more or our indebtedness under our revolving credit facility or any future credit facilities with commitments or outstandings in excess of $50 million. Our subsidiaries engaged in the financial services segment or in the insurance, energy or mineral business do not currently guarantee the notes. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them.

Ranking	The notes are our general obligations and will not be secured by any collateral. Your right to payment under the notes will be:

•	effectively junior to the rights of our secured creditors to the extent of the value of their security in our assets;

•	equal with the rights of creditors under any other unsecured unsubordinated debt, including our revolving credit facility; and

•	senior to the rights of creditors under any future debt that is expressly subordinated to these notes.

The guarantees will also not be secured by any collateral. Your right to payment under any guarantee will be:

•	effectively junior to the rights of secured creditors to the extent of the value of their security in the guarantors’ assets;

•	equal with the rights of creditors under the guarantors’ other unsecured unsubordinated debt, including our revolving credit facility; and

•	senior to the rights of creditors under any of the guarantors’ future debt that is expressly subordinated to the guarantees.

The notes will be structurally subordinated to the indebtedness and liabilities of our non-guarantor subsidiaries.

At December 31, 2012, D.R. Horton, Inc. and the guarantors had approximately $2,424.3 million of debt outstanding. Of this debt, $15.2 million was secured debt and $2,409.1 million was unsubordinated unsecured debt that will rank equally with the notes being offered by this prospectus supplement. In addition, at such date, our non-guarantor subsidiaries had approximately $169.4 million of debt outstanding.

Form and denomination	Each series of notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company, or DTC.

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Covenants	We will issue the notes under an indenture as supplemented by a separate supplemental indenture for each series of notes. We refer to the indenture, as supplemented, as the “indenture” as to each series of notes. The indenture, among other things, restricts our ability and the ability of the guarantors to:

•	incur debt secured by certain assets;

•	engage in sale and leaseback transactions with respect to certain assets; and

•	engage in mergers, consolidations or sales of all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in the section “Description of notes” under the heading “Certain covenants.”

Change of Control Triggering Event	Upon the occurrence of both a Change of Control and a Ratings Downgrade Event (each as defined in “Description of notes”), subject to certain exceptions, we will make an offer to each holder to purchase all or any part of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of purchase. See “Description of notes—Certain covenants—Repurchase of notes upon Change of Control Triggering Event.”

United States federal income tax consequences	For certain United States federal income tax consequences of the acquisition and disposition of the notes, see “Certain United States federal income tax consequences.”

Absence of public trading market	Each series of the notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk factors.”

Use of proceeds	The net proceeds from this offering of notes will be approximately $693.9 million after deducting the estimated underwriting discount and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes. For more details, see “Use of proceeds.”

Risk factors	See “Risk factors” beginning on page S-11 and other information included or incorporated by reference in this prospectus supplement for a discussion of the factors you should consider carefully before deciding to invest in the notes being offered by this prospectus supplement.

Summary consolidated financial information and

operating data

The following summary consolidated financial information for the five years ended September 30, 2012 is derived from our audited consolidated financial statements, except as described in the footnotes below. The following summary consolidated financial information for the three months ended December 31, 2012 and 2011 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The data should be read in conjunction with the consolidated financial statements, related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information incorporated by reference into this prospectus supplement. These historical results are not necessarily indicative of the results to be expected in the future. Interim results for the current year are not necessarily indicative of the results that may be expected for the entire year.

	Three months ended December 31,		Year ended September 30,
(Dollars in millions)	2012	2011	2012	2011	2010	2009	2008

Statement of operations data:
Revenues:
Home sales	$1,223.3	$884.3	$4,218.4	$3,542.3	$4,302.3	$3,563.6	$6,164.3
Land/lot sales and other	9.9	1.3	17.8	7.3	7.4	40.3	354.3
Total homebuilding	1,233.2	885.6	4,236.2	3,549.6	4,309.7	3,603.9	6,518.6
Financial services	41.9	21.0	117.8	87.2	90.5	53.7	127.5
Gross profit—home sales	230.5	148.7	745.5	571.3	744.0	467.5	691.2
Inventory impairments and land option cost write-offs	1.3	1.4	6.2	45.4	64.7	407.7	2,484.5
Gross profit (loss)—homebuilding	230.9	148.6	743.8	526.3	682.1	65.2	(1,763.2)

Income (loss) before income taxes:
Homebuilding	90.2	25.0	203.7	(7.0)	78.1	(541.3)	(2,666.9)
Financial services	17.7	4.2	39.2	19.1	21.4	(15.5)	35.1
Income tax expense (benefit)	41.6	1.5	(713.4)	(59.7)	(145.6)	(7.0)	1.8
Net income (loss)	66.3	27.7	956.3	71.8	245.1	(549.8)	(2,633.6)

Selected operating data:
Gross profit margin—home sales	18.8%	16.8%	17.7%	16.1%	17.3%	13.1%	11.2%
Gross profit margin—homebuilding	18.7%	16.8%	17.6%	14.8%	15.8%	1.8%	(27.0)%
Number of homes closed	5,182	4,118	18,890	16,695	20,875	16,703	26,396
Net sales orders (homes)(1)	5,259	3,794	21,048	17,421	19,375	17,034	21,251
Net sales orders ($ value)(1)	$1,314.1	$823.2	$4,803.3	$3,727.6	$4,011.0	$3,498.4	$4,677.2
Sales order backlog at end of period (homes)(2)	7,317	4,530	7,240	4,854	4,128	5,628	5,297
Sales order backlog at end of period ($ value)(2)	$1,758.7	$975.0	$1,667.9	$1,036.2	$850.8	$1,142.0	$1,207.4

(see footnotes on following page)

	Three months ended December 31,		Year ended September 30,
(In millions)	2012	2011	2012	2011	2010	2009	2008

Other financial data:
Net cash (used in) provided by operating activities(3)	$(656.5)	$(1.7)	$(293.4)	$18.9	$715.4	$1,147.8	$1,877.9
Net cash provided by (used in) investing activities(3)	152.2	(2.4)	(143.0)	(23.3)	(324.0)	(66.0)	(4.6)
Net cash provided by (used in) financing activities	23.5	9.6	751.5	(572.3)	(1,039.4)	(511.8)	(755.6)
Interest expensed:
Expensed directly	4.2	7.8	26.9	51.9	88.2	101.7	42.7
Amortized to cost of sales	24.9	20.4	94.0	90.8	122.1	122.8	227.9
Depreciation and amortization	4.8	5.0	18.8	19.9	18.4	25.7	53.2
Interest incurred(4)	38.1	28.8	124.1	131.6	175.1	206.5	240.4

	As of December 31, 2012	As of September 30,
(In millions)		2012	2011	2010	2009	2008

Balance sheet data:
Cash and cash equivalents and marketable securities	$663.6	$1,345.7	$1,030.2	$1,607.0	$1,957.3	$1,387.3
Inventories	5,015.1	4,165.2	3,449.7	3,449.0	3,666.7	4,683.2
Total assets	7,347.3	7,248.2	5,358.4	5,938.6	6,756.8	7,950.6
Notes payable(5)	2,593.7	2,493.1	1,704.6	2,171.8	3,145.3	3,748.4
Total equity	3,613.1	3,594.7	2,623.5	2,622.9	2,400.6	2,864.8

(1)	Represents homes placed under contract during the period, net of cancellations.

(2)	Represents homes under contract but not yet closed at the end of the period, many of which are subject to contingencies, including mortgage loan approval. A portion of the contracts in backlog will not result in closings, principally due to cancellations. We cannot assure you that homes subject to pending sales contracts will close.

(3)	Amounts as reflected herein for the three-months ended December 31, 2011 have been revised from amounts previously presented. See Note A in the Company’s Form 10-Q for the period ended December 31, 2012 incorporated by reference herein for a discussion of the impact on the three-months ended December 31, 2011. Amounts for the years ended September 30, 2012, 2011, 2010, 2009 and 2008 have been corrected to reflect a $4.7 million, $4.0 million, $6.0 million, $6.6 million and $1.4 million, respectively, use of cash previously reflected in operating activities to cash used in investing activities related to the net principal increase of other mortgage loans and real estate owned.

(4)	Interest incurred consists of all interest costs, whether expensed or capitalized, including amortization of debt issuance costs.

(5)	Includes both homebuilding notes payable and the amount outstanding on our mortgage repurchase facility.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the three months ended December 31, 2012 and for the five years ended September 30, 2012:

	Three months ended December 31, 2012	Year ended September 30,
		2012	2011	2010	2009	2008

Ratio of earnings to fixed charges(1)(2)	3.52x	2.86x	1.18x	1.75x	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to noncontrolling interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.

(2)	Earnings for fiscal years ended September 30, 2009 and 2008 were insufficient to cover fixed charges for the periods by $528.1 million and $2,454.3 million, respectively.

Risk factors

Investing in the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes.

Risks related to the notes

We have substantial amounts of consolidated debt and may incur additional debt; our debt obligations and our ability to comply with related covenants, restrictions or limitations could adversely affect our financial condition.

As of December 31, 2012, our consolidated debt was $2,593.7 million. We have $1,140.2 million principal amount of our debt maturing before the end of fiscal 2014, of which $500 million is in the form of convertible senior notes that will mature on May 15, 2014 and are convertible into approximately 38.6 million shares of our common stock at a conversion price of $12.96 per share. The indenture governing the notes and the indentures governing our existing senior and convertible senior notes do not restrict the incurrence of future unsecured debt by us or our homebuilding subsidiaries or the incurrence of secured or unsecured debt by our financial services subsidiaries, and the agreement governing our revolving credit facility allows us to incur a substantial amount of future unsecured debt. Such instruments also permit us and our homebuilding subsidiaries to incur significant amounts of additional secured debt.

Possible consequences.    The amount and the maturities of our debt could have important consequences. For example, they could:

•	require us to dedicate a substantial portion of our cash flow from operations to payment of our debt and reduce our ability to use our cash flow for other operating or investing purposes;

•	limit our flexibility in planning for, or reacting to, the changes in our business;

•	limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

•	place us at a competitive disadvantage because we have more debt than some of our competitors; and

•	make us more vulnerable to downturns in our business or general economic conditions.

In addition, the magnitude of our debt and the restrictions imposed by the instruments governing these obligations expose us to additional risks, including:

Dependence on future performance.    Our ability to meet our debt service and other obligations, including our obligations under the notes and the financial covenants under our revolving credit facility, will depend, in part, upon our future financial performance. Our future results are subject to the risks and uncertainties described in this prospectus supplement and the documents incorporated herein. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of debt or equity, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility and mortgage repurchase facility bear interest at floating rates.

Revolving credit facility.    Our revolving credit facility contains financial covenants requiring the maintenance of a minimum level of tangible net worth, a maximum allowable ratio of debt to tangible net worth and a borrowing base restriction if our ratio of debt to tangible net worth exceeds a certain level. A failure to comply with these requirements could allow the lending bank to terminate the availability of funds under the revolving credit facility or cause any outstanding borrowings to become due and payable prior to maturity.

Mortgage repurchase facility and other restrictions.    The mortgage repurchase facility for our mortgage subsidiary requires the maintenance of a minimum level of tangible net worth, a maximum allowable ratio of debt to tangible net worth and a minimum level of liquidity by our mortgage subsidiary. A failure to comply with these requirements could allow the lending bank to terminate the availability of funds to the financial services subsidiaries or cause their debt to become due and payable prior to maturity. Any difficulty experienced in complying with these covenants could make the renewal of the facility more difficult or costly.

In addition, although our financial services business is conducted through subsidiaries that are not restricted by the indenture governing the terms of the notes and our other existing indentures, the ability of our financial services subsidiaries to provide funds to our homebuilding operations would be restricted in the event such distribution of funds would cause an event of default under the mortgage repurchase facility or if an event of default had occurred under this facility. Moreover, our right to receive assets from these subsidiaries upon their liquidation or recapitalization will be subject to the prior claims of the creditors of these subsidiaries. Any claims we may have to funds from this segment would be subordinate to subsidiary indebtedness to the extent of any security for such indebtedness and to any indebtedness otherwise recognized as senior to our claims.

The indenture governing the terms of the notes and our other indentures governing our existing senior notes impose restrictions on the ability of the Company and the guarantors to incur debt secured by certain assets.

Changes in debt ratings.    Our existing senior unsecured debt is currently rated below investment grade. Any lowering of our debt ratings could make accessing the public capital markets or obtaining additional credit from banks more difficult and/or more expensive.

Change of control purchase options and change of control default.    If both a Change of Control and a Ratings Downgrade Event (each as defined in “Description of notes”) occur, subject to certain exceptions, we will be required to offer to repurchase the notes at 101% of their principal amount, together with accrued and unpaid interest, if any. If a change of control occurs as defined in the indentures governing $455.5 million principal amount of our existing senior notes as of December 31, 2012, we would be required to offer to purchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. In addition, upon the occurrence of both a change of control and a ratings downgrade event, each as defined in the indenture governing our 4.75% senior notes due 2017 and our 4.375% senior notes due 2022, we will be required in certain circumstances to offer to repurchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. If a fundamental change, including a change of control, occurs as defined in the indenture governing our convertible senior notes, which constituted $500 million principal amount as of December 31, 2012, we would be required to offer to purchase such notes at par, together with all accrued and unpaid interest, if any. Moreover, a change of control (as defined in the revolving credit facility) would constitute an event of default under the revolving credit facility, which could result in the acceleration of any borrowings outstanding under our revolving credit facility, a requirement to cash collateralize all letters of credit outstanding thereunder and the termination of the commitments thereunder. If more than $50 million outstanding under the revolving credit facility were accelerated and such acceleration were not rescinded within 30 days, an event of default would result under the indenture and the indentures governing our existing senior notes, entitling holders of at least 25 percent in principal amount of the relevant series of notes then outstanding by notice to the us and the trustee, to declare all such notes to be due and payable immediately. If purchase offers were required under the indentures for such notes or the borrowings under our revolving credit facility debt or the notes or other senior notes were accelerated, we can give no assurance that we would have sufficient funds to pay the amounts that we would be required to purchase.

The indenture for the notes may not provide protection against events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes contains a covenant limiting the ability of the Company and the guarantors to incur liens on their assets to secure indebtedness or engage in sale and leaseback transactions, in each case, without equally and ratably securing the notes. This limitation is subject to a number of important exceptions.

The indenture does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience material adverse changes in our financial condition or results of operations;

•	limit the ability of the Company or any of its subsidiaries to incur indebtedness;

•	restrict our ability to pay dividends, prepay indebtedness ranking junior to the notes or make investments; or

•

restrict our ability to engage in any acquisition or other transaction, other than our ability to merge or consolidate with, or sell all or substantially all of our assets to, another person without the surviving or transferring person (if other than the Company) assuming the obligations under the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

We may not be able to purchase the notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of notes”), subject to certain exceptions, we will make an offer to each holder of notes to purchase all or any part of such holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, we cannot assure you that we would have sufficient financial resources available to satisfy our obligations to purchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. See “Description of notes—Certain covenants—Repurchase of notes upon Change of Control Triggering Event.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could affect adversely your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes. As described under “Description of notes—Certain covenants—Repurchase of notes upon Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event, subject to certain exceptions, we will make an offer to each holder of notes to purchase all or any part of such holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes, including a Change of Control not accompanied by a Ratings Downgrade Event. If we were to enter into a significant corporate transaction that negatively affects the value of the notes, but would not constitute a Change of Control Triggering Event, we would not be required to make an offer to purchase the notes prior to their maturity, which also would adversely affect your investment.

Your right to receive payments on the notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the notes will be unsecured. Although we had only $15.2 million in secured indebtedness as of December 31, 2012, the indenture governing the notes, the indentures governing our existing senior and convertible senior notes and the agreement governing our revolving credit facility permit us to incur significant amounts of additional secured debt. In addition, the terms of the revolving credit facility permit us to obtain cash collateralized letters of credit in an amount up to 50% of the amount of the revolving credit facility. If we default under any present or future secured indebtedness, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets securing such indebtedness to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which payments could be made on the notes or, if any assets remained, they might be insufficient to satisfy fully our obligations under the notes. Additionally, in the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full.

We may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways that may not earn a profit.

We intend to use the net proceeds of this offering for general corporate purposes. These purposes could include investments in land, housing inventory or other operating assets,

payment of operating expenses, acquisitions of businesses, repayment or repurchase of other debt, purchases of other investments or the payment of other expenses. However, we will retain broad discretion over the use of the net proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

The notes will be structurally subordinated to indebtedness of our non-guarantor subsidiaries.

The notes will be structurally subordinated to all existing and future debt and other liabilities of our non-guarantor subsidiaries, and the claims of creditors of those subsidiaries will have priority as to the assets of those subsidiaries. Our non-guarantor subsidiaries had total assets of $481.1 million at December 31, 2012, net income of $9.5 million for the three months ended December 31, 2012 and net income of $45.1 million for the fiscal year ended September 30, 2012. At December 31, 2012, our non-guarantor subsidiaries had approximately $169.4 million of debt outstanding. The indenture under which the notes will be issued does not limit the ability of our non-guarantor subsidiaries to incur additional indebtedness.

The indenture will permit us to form or acquire subsidiaries that do not become guarantors of the notes and will permit our subsidiaries to be released from their guarantees of the notes offered in this offering, in either case, if they do not guarantee any issue of debt securities of the Company or any of its subsidiaries of $50 million or more or any credit facilities of the Company or any of its subsidiaries of $50 million or more.

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors.

Although you will be direct creditors of the guarantors by virtue of the guarantees, a court could void or subordinate any guarantor’s guarantee under the fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that:

•	such guarantee was incurred with fraudulent intent; or

•	such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee; and

•	was insolvent at the time of the guarantee;

•	was rendered insolvent by reason of the guarantee;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company’s property at a fair valuation; or

•	the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

The indenture contains a “savings clause,” which limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause used in the indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision were followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

An active trading market for the notes may not develop.

Prior to this offering, there was no market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, none of the underwriters is obligated to make a market in the notes and, even if the underwriters commence market making, they may cease their market making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for our notes. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected.

Risks related to our business

The homebuilding industry experienced a significant downturn in recent years. Although industry conditions improved during fiscal 2012, the general U.S. economy remains weak. A subsequent deterioration in industry conditions could adversely affect our business or financial results.

We experienced one of the most severe housing downturns in U.S. history from 2006 through 2011. During this downturn, we experienced significant reductions in our home sales and homebuilding revenues, and we incurred substantial asset impairments and write-offs. Our recent results and other national data indicate that the overall demand for new homes improved during fiscal 2012. However, both national new home sales and our company’s home sales remain below historical levels due to the current weak U.S. economic conditions, the restrictive mortgage lending environment and variations in local housing market conditions. The U.S. economy could be negatively impacted in the short-term by potential changes in fiscal, tax and monetary policies currently under consideration by the federal government. Therefore, it remains uncertain whether homebuilding industry conditions will continue to improve, remain stable or deteriorate from current levels. A subsequent deterioration in industry conditions could adversely affect our business or financial results.

The homebuilding industry is cyclical and affected by changes in economic, real estate or other conditions that could adversely affect our business or financial results.

The homebuilding industry is cyclical and is significantly affected by changes in general and local economic and real estate conditions, such as:

•	employment levels;

•	availability of financing for homebuyers;

•	interest rates;

•	consumer confidence;

•	levels and prices of new homes for sale and alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties;

•	demographic trends; and

•	housing demand.

Adverse changes in these general and local economic conditions or deterioration in the broader economy could have a negative impact on our business or financial results. Also, changes in these economic conditions may affect some of our regions or markets more than others. If adverse conditions affect any of our larger markets, they could have a proportionately greater impact on us than on some other homebuilding companies.

Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires, volcanic activity, droughts, and floods, can harm our homebuilding business. These can delay home closings, adversely affect the cost or availability of materials or labor, or damage homes under construction. The climates and geology of many of the states in which we operate, including California, Florida, Texas and other coastal areas, where we have some of our larger operations, present increased risks of adverse weather or natural disasters.

Deployments of U.S. military personnel to foreign regions, terrorist attacks, other acts of violence or threats to national security and any corresponding response by the United States or others, or related domestic or international instability, may adversely affect general economic conditions or cause a slowdown of the economy.

As a result of the foregoing matters, potential customers may be less willing or able to buy our homes. In the future, our pricing and product strategies may also be limited by market conditions. We may be unable to change the mix of our home offerings, reduce the costs of the homes we build, offer more affordable homes or satisfactorily address changing market conditions in other ways without adversely affecting our profit margins. In addition, cancellations of home sales contracts in backlog may increase if homebuyers choose to not honor their contracts due to any of the factors discussed above.

Our financial services business is closely related to our homebuilding business, as it originates mortgage loans principally to purchasers of the homes we build. A decrease in the demand for our homes because of the foregoing matters will also adversely affect the financial results of this segment of our business. An increase in the default rate on the mortgages we originate may adversely affect our ability to sell the mortgages or the pricing we receive upon the sale of mortgages or may increase our recourse obligations for previous originations. We establish reserves related to mortgages we have sold; however, actual future obligations related to these mortgages could differ significantly from our currently estimated amounts.

Constriction of the credit markets could limit our ability to access capital and increase our costs of capital.

During the recent industry downturn we generated substantial operating cash flow, and we relied principally on our cash on hand to meet our working capital needs and repay outstanding indebtedness. During much of the downturn, the credit markets constricted and reduced some sources of liquidity that were previously available to us. There likely will be other periods in the future when financial market upheaval will limit our ability to access the public debt markets or obtain bank financing, or doing so will increase our cost of capital.

We recently obtained a revolving credit facility, which provides committed loan financing for five years in an amount currently totaling $600 million. Also, our mortgage subsidiary, DHI Mortgage, uses a mortgage repurchase facility to finance many of the loans it originates. The mortgage repurchase facility must be renewed annually, and it currently expires in March 2013. We expect to renew and extend the term of the mortgage repurchase facility and increase its capacity prior to the facility’s maturity date of March 3, 2013. Adverse changes in market conditions could make the renewal of these facilities more difficult or could result in an increase in the cost of these facilities or a decrease in their committed availability. Such changes affecting our mortgage repurchase facility may also make it more difficult or costly to sell the mortgages that we originate.

We believe that our existing cash resources, together with the net proceeds of the notes and our revolving credit facility and our mortgage repurchase facility, provide sufficient liquidity to fund our near-term working capital needs and debt obligations. We regularly assess our projected capital requirements to fund future growth in our business, repay our longer-term debt obligations, and support our other general corporate and operational needs, and we regularly evaluate our opportunities to raise additional capital. As market conditions permit, we may issue new debt or equity securities through the public capital markets or obtain additional bank financing to fund our projected capital requirements or provide additional liquidity. Adverse changes in economic, homebuilding or capital market conditions could negatively impact our business, liquidity and financial results.

Reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates could adversely affect our business or financial results.

During the last six years, the mortgage lending industry has experienced significant change and contraction. Credit requirements have tightened and investor demand for mortgage loans and mortgage-backed securities has been predominantly limited to securities backed by Fannie Mae, Freddie Mac or Ginnie Mae. As a result, it is difficult for some potential buyers to finance the purchase of our homes. Further tightening of credit requirements could adversely affect our business or financial results.

We believe that the liquidity provided by Fannie Mae, Freddie Mac and Ginnie Mae to the mortgage industry has been very important to the housing market. Fannie Mae and Freddie Mac have required substantial injections of capital from the federal government and may require additional government support in the future. There has been ongoing discussion by the government with regard to the long term structure and viability of Fannie Mae and Freddie Mac. These discussions include the downsizing of their portfolios as well as the tightening of guidelines for their loan products. In addition, increased lending volume and losses insured by the Federal Housing Administration (“FHA”) have resulted in a reduction of its insurance fund. Any reduction in the availability of the financing or insuring provided by these institutions could adversely affect interest rates, mortgage availability and sales of new homes and mortgage loans. The FHA insures mortgage loans that generally have lower credit requirements and as a result, continue to be a particularly important source for financing the sale of our homes. In recent years, more restrictive guidelines have been placed on FHA insured loans, affecting minimum down payment and availability for condominium financing.

Additional future restrictions may negatively affect the availability or affordability of FHA financing, which could adversely affect our ability to sell homes.

While the use of down payment assistance programs by our homebuyers has decreased significantly, some of our customers still utilize 100% financing through programs offered by the United States Department of Veteran Affairs (“VA”) and United States Department of Agriculture (“USDA”). These government-sponsored loan programs are subject to changes in regulations, lending standards and government funding levels. There can be no assurances that these programs or other programs will continue to be available in our homebuilding markets or that they will be as attractive to our customers as the programs currently offered, which could negatively affect our sales.

The mortgage loans originated by our financial services operations are generally sold to third-party purchasers. During fiscal 2012 and the first three months of fiscal 2013, the majority of our mortgage loans were sold to one major financial institution that provided the best pricing and execution relative to other available loan purchasers. On an ongoing basis, we seek to establish additional loan purchase arrangements with multiple institutions. If we are unable to sell mortgage loans to additional purchasers on attractive terms, our ability to originate and sell mortgage loans at competitive prices could be limited, which would negatively affect our profitability.

Even if potential customers do not need financing, changes in the availability of mortgage products may make it more difficult for them to sell their current homes to potential buyers who need financing.

Mortgage rates are currently at historically low levels. If interest rates increase, the costs of owning a home will be affected and could result in a decline in the demand for our homes.

The risks associated with our land and lot inventory could adversely affect our business or financial results.

Inventory risks are substantial for our homebuilding business. We have recently begun to increase our investments in land and lot inventories in response to increased demand for our homes. There are risks inherent in controlling, owning and developing land. If housing demand declines, we may own land or lots at a cost we will not be able to recover fully, or on which we cannot build and sell homes profitably. Also, there can be significant fluctuations in the value of our owned undeveloped land, building lots and housing inventories related to changes in market conditions. As a result, our deposits for building lots controlled under option or similar contracts may be put at risk, we may have to sell homes or land for a lower profit margin or we may have to record inventory impairment charges on our developed and undeveloped land and lots. A significant deterioration in economic or homebuilding industry conditions may result in substantial inventory impairment charges.

Homebuilding is subject to home warranty and construction defect claims in the ordinary course of business that can be significant.

We are subject to home warranty and construction defect claims arising in the ordinary course of our homebuilding business. We rely on subcontractors to perform the actual construction of our homes, and in many cases, to select and obtain construction materials. Despite our detailed specifications and monitoring of the construction process, our subcontractors occasionally use improper construction processes or defective materials in the construction of our homes. When we find these issues, we repair them in accordance with our warranty obligations. We spend significant resources to repair items in homes we have sold to fulfill the warranties we issued to our homebuyers. Additionally, we are subject to construction defect claims which can be costly to defend and resolve in the legal system. Warranty and construction defect matters can also result in negative publicity in the media and on the internet, which can damage our reputation and adversely affect our ability to sell homes.

Based on the large number of homes we have sold over the years, our potential liabilities related to warranty and construction defect claims are significant. As a consequence, we maintain product liability insurance, and we obtain indemnities and certificates of insurance from subcontractors covering claims related to their workmanship and materials. We establish warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the qualitative risks associated with the types of homes built. Because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our future warranty and construction defect claims. Contractual indemnities can be difficult to enforce, we may be responsible for applicable self-insured retentions and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of product liability insurance for construction defects is limited and costly. We have responded to increases in insurance costs and coverage limitations by increasing our self-insured retentions and claim reserves. There can be no assurance that coverage will not be further restricted or become more costly.

Supply shortages and other risks related to acquiring land, building materials and skilled labor could increase our costs and delay deliveries.

The homebuilding industry has from time to time experienced significant difficulties that can affect the cost or timing of construction, including:

•	difficulty in acquiring land suitable for residential building at affordable prices in locations where our potential customers want to live;

•	shortages of qualified trades people;

•	reliance on local subcontractors, manufacturers and distributors who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

These factors may cause us to take longer or incur more costs to build our homes and adversely affect our revenues and margins. If the recent increases in home sales continue or accelerate in future periods, the potential risk of shortages in residential lots, labor and materials available to the homebuilding industry could increase in some markets where we operate.

We are required to obtain performance bonds, the unavailability of which could adversely affect our results of operations and cash flows.

We often are required to provide surety bonds to secure our performance or obligations under construction contracts, development agreements and other arrangements. At December 31, 2012, we had $657.4 million of outstanding surety bonds. Our ability to obtain surety bonds primarily depends upon our credit rating, financial condition, past performance and other factors, including the capacity of the surety market and the underwriting practices of surety bond issuers. The ability to obtain surety bonds also can be impacted by the willingness of insurance companies to issue performance bonds for construction and development activities. If we are unable to obtain surety bonds when required, our results of operations and cash flows could be adversely impacted.

Increases in the costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or financial results.

Significant expenses of owning a home, including mortgage interest and real estate taxes, generally are deductible expenses for an individual’s federal, and in some cases state, income taxes, subject to various limitations under current tax law and policy. If the federal government or a state government changes its income tax laws, as has been discussed from time to time, to eliminate or substantially modify these income tax deductions, the after-tax cost of owning a new home would increase for many of our potential customers. The loss or reduction of homeowner tax deductions, if such tax law changes were enacted without offsetting provisions, could adversely impact demand for and sales prices of new homes.

In addition, increases in property tax rates by local governmental authorities, as experienced in some areas in response to reduced federal and state funding, could adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes.

Governmental regulations and environmental matters could increase the cost and limit the availability of our development and homebuilding projects and adversely affect our business or financial results.

We are subject to extensive and complex regulations that affect land development and home construction, including zoning, density restrictions, building design and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to development or construction being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water or sewage facilities, roads or other local services. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay or increase the costs of development or home construction.

We are also subject to a significant number and variety of local, state and federal laws and regulations concerning protection of health, safety, labor standards and the environment. The impact of environmental laws varies depending upon the prior uses of the building site or adjoining properties and may be greater in areas with less supply where undeveloped land or desirable alternatives are less available. These matters may result in delays, may cause us to incur substantial compliance, remediation, mitigation and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas. Government agencies also routinely initiate audits, reviews or investigations of our business practices to ensure compliance with these laws and regulations, which can cause us to incur costs or create other disruptions in our business that can be significant.

The subcontractors we rely on to perform the actual construction of our homes are also subject to a significant number of local, state and federal laws and regulations, including laws involving matters that are not within our control. If our subcontractors fail to comply with all applicable laws, we can suffer reputational damage, and may be exposed to possible liability.

We are also subject to an extensive number of laws and regulations because our common stock and debt securities are publicly traded in the capital markets. These regulations govern our communications with our shareholders and the capital markets, our financial statement disclosures and our legal processes, and they also impact the work required to be performed by our independent registered public accounting firm and our legal counsel. Changes in these laws and regulations, including the subsequent implementation of rules by the administering government authorities, can require us to incur additional compliance costs, and such costs can be significant.

In August 2012, the SEC adopted a final rule on conflict minerals as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) which was signed into law in July 2010. The rule requires an entity to file a new form to publicly disclose its use of conflict minerals, defined as tantalum, tin, tungsten and gold, if these minerals are necessary to the functionality or production of products it manufactures. Additional reporting is required if it is determined that the conflict minerals were mined from the Democratic Republic of the Congo (“DRC”) or adjoining countries. This new rule will require us to perform due diligence to determine whether our suppliers use any of these materials in their production processes and the sources of such materials, which will increase our administrative costs. These new requirements could also adversely affect the sourcing, supply and costs of materials used in the construction of our homes.

Governmental regulation of our financial services operations could adversely affect our business or financial results.

Our financial services operations are subject to a significant number of federal, state and local laws and regulations. These include eligibility requirements for participation in federal loan programs, compliance with consumer lending laws and other regulations governing disclosure requirements, prohibitions against discrimination and real estate settlement procedures. Our financial services operations are subject to examination by federal, state and local government agencies. These laws, regulations and examinations may limit our ability to provide mortgage financing or title services to potential purchasers of our homes.

The Dodd-Frank Act provides for a number of new requirements relating to residential mortgage lending practices, many of which are to be developed further by rules enacted by the appropriate government agencies responsible for regulating the mortgage industry. Many of these rules have not yet been finalized or implemented. These include, among others, minimum standards for mortgages and lender practices in making mortgages, limitations on certain fees and incentive arrangements, retention of credit risk and remedies for borrowers in foreclosure proceedings. The effect of such provisions on our financial services business will depend on the rules that are ultimately enacted. Key decisions that have yet to be made concern the characteristics of mortgages that would be exempt from risk retention, how risk retention requirements will be implemented and how derivative trading will be impacted. These factors could restrict the availability of and increase the cost of mortgage credit in addition to increasing the general and administrative costs within our financial services operations.

The turmoil caused by the significant number of defaults and resulting foreclosures during the recent downturn has encouraged consumer lawsuits and the investigation of financial services industry practices by governmental authorities. These investigations may include the examination of consumer lending practices, real estate settlement procedures, foreclosure and servicing policies or other practices in the financial services segments of homebuilding companies. These governmental inquiries could result in changes in regulations or homebuilding industry practices, and they could adversely affect the costs and potential profitability of homebuilding companies. Additionally, if pending legislation is enacted as currently proposed, regulations that favor financial services businesses that are not affiliated with homebuilding companies will place our financial services business at a competitive disadvantage in the marketplace, which would adversely affect its profitability.

Homebuilding and financial services are very competitive industries, and competitive conditions could adversely affect our business or financial results.

The homebuilding industry is highly competitive. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by such homebuilders. We also compete with existing home sales, foreclosures and rental properties. The competitive conditions in the homebuilding industry can negatively impact our sales volumes, selling prices and incentive levels, reduce our profit margins, and cause impairments in the value of our inventory or other assets. Competition can also affect our ability to acquire suitable land, raw materials and skilled labor at acceptable prices or terms, or cause delays in the construction of our homes.

Our financial services business competes with other mortgage lenders, including national, regional and local mortgage banks and other financial institutions, some of which are subject to fewer government regulations. Mortgage lenders who are subject to fewer regulations or have greater access to capital or different lending criteria may be able to offer more attractive financing to potential customers.

Our homebuilding and financial services businesses compete with other companies, both from within and outside of these industries, to attract and retain highly skilled and experienced employees, managers and executives. Competition for the services of these individuals will likely increase as business conditions improve in the homebuilding and financial services industries or in the general economy. If we are unable to attract and retain key employees, managers or executives, our business could be adversely impacted.

We cannot make any assurances that any future growth strategies will be successful or not expose us to additional risks.

Although we have focused on increasing our market share through internal growth in recent years, we acquired the homebuilding operations of a small company in fiscal 2012 and may make strategic acquisitions of other homebuilding companies or their assets in the future. Successful strategic acquisitions require the integration of operations and management. Although we believe that we have been successful in the past, we can give no assurance that we will be able to successfully identify, acquire and integrate strategic acquisitions in the future. Acquisitions can result in the dilution of existing stockholders if we issue our common stock as consideration, or reduce our liquidity or increase our debt if we fund them with cash. In addition, acquisitions can expose us to valuation risks, including the risk of writing off goodwill or impairing inventory and other assets related to such acquisitions. The risk of goodwill and other asset impairments increases during a cyclical housing downturn when our profitability may decline, as evidenced by the goodwill and other asset impairment charges we recognized during the recent downturn. In addition, we may not be able to successfully implement our operating or internal growth strategies within our existing markets.

Our business and financial results could be adversely affected by significant inflation or deflation.

Inflation can adversely affect us by increasing costs of land, materials and labor. In addition, significant inflation is often accompanied by higher interest rates, which have a negative impact on housing demand. In a highly inflationary environment, depending on industry and other economic conditions, we may be precluded from raising home prices enough to keep up with the rate of inflation, which could reduce our profit margins. Moreover, with inflation, the costs of capital increase and the purchasing power of our cash resources can decline. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on our business or financial results.

Alternatively, a significant period of deflation could cause a decrease in overall spending and borrowing levels. This could lead to a further deterioration in economic conditions, including an increase in the rate of unemployment. Deflation could also cause the value of our inventories to decline or reduce the value of existing homes below the related mortgage loan balance, which could potentially increase the supply of existing homes and have a negative impact on our results of operations.

Our deferred income tax asset may not be fully realizable.

As of December 31, 2012, we had a deferred income tax asset, net of deferred tax liabilities, of $725.4 million, against which we provided a valuation allowance of $41.9 million. The realization of all or a portion of our deferred income tax asset is dependent upon the generation of future taxable income during the statutory carryforward periods and in the jurisdictions in which the related temporary differences become deductible. We have provided the valuation allowance against our net deferred income tax asset because it is more likely than not that a portion of our state net operating loss carryforwards will not be realized due to the more limited carryforward periods that exist in certain states. Our ability to utilize our net operating losses to reduce future income tax obligations would be limited if we experienced an ownership change as defined by Section 382 of the Internal Revenue Code. Under the rules, such an ownership change is generally any change in ownership of more than 50% of its stock within a rolling three-year period, as calculated in accordance with the rules. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning directly or indirectly 5% or more of the stock of the company and any change in ownership arising from new issuances of stock by the company. If we undergo an ownership change for purposes of Section 382 as a result of future transactions involving our common stock, both the amount of and our ability to use any of our net operating loss carryforwards or tax credit carryforwards at the time of ownership change would be subject to the limitations of Section 382. In addition, these limitations may affect the expiration date of any net operating loss carryforwards or tax credit carryforwards, and we may not be able to use them before they expire. This could adversely affect our financial position, results of operations and cash flow. We do not believe we have experienced such an ownership change as of December 31, 2012. However, the amount by which our ownership may change in the future is affected by purchases and sales of stock by 5% stockholders, new issuances of stock by us and the potential conversion of our outstanding convertible senior notes and our decision as to whether to settle any such conversions completely or partially in stock. The accounting for deferred income taxes is based upon estimates of future results. Differences between the anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated results of operations or financial position. Changes in tax laws also affect actual tax results and the valuation of deferred income tax assets over time. Specifically, a decrease in income tax rates would result in a decrease in our deferred tax assets.

Information technology failures and data security breaches could harm our business.

We use information technology and other computer resources to carry out important operational and marketing activities and to maintain our business records. These information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure that have experienced security breaches, cyber-attacks, significant systems failures and electrical outages in the past. A material network breach in the security of our information technology systems could include the theft of customer, employee or company data. In February 2012, we experienced a software security breach by unknown external sources in our Internet Loan Prequalification System, which could have resulted in some of our customers’ personal data being compromised. We investigated the breach with the assistance of information technology security experts, and we are working with local and federal law enforcement to aid in their investigation of the breach. Our investigations produced no evidence that any of our customers’ data was actually accessed or exported from our systems. A security breach such as the one we recently experienced or a significant and extended disruption in the functioning of our information technology systems could damage our reputation and cause us to lose customers, adversely impact our sales and revenue and require us to incur significant expense to address and remediate or otherwise resolve these kinds of issues. The release of confidential information as a result of a security breach may also lead to litigation or other proceedings against us by affected individuals or business partners, or by regulators, and the outcome of such proceedings, which could include penalties or fines, could have a significant negative impact on our business. We may also be required to incur significant costs to protect against damages caused by these information technology failures or security breaches in the future. We routinely utilize information technology security experts to assist us in our evaluations of the effectiveness of the security of our information technology systems, and we regularly enhance our security measures to protect our systems and data. However, we cannot provide assurances that a security breach, cyber-attack, data theft or other significant systems failures will not occur in the future, and such occurrences could have a material and adverse effect on our consolidated results of operations or financial position.

Use of proceeds

We estimate that the net proceeds from this offering after payment of fees and expenses will be approximately $693.9 million. We intend to use the net proceeds of this offering for general corporate purposes.

Capitalization

The following table sets forth our cash and cash equivalents and marketable securities and capitalization as of December 31, 2012 and as adjusted to reflect the sale of $700 million aggregate principal amount of notes and the application of the estimated net proceeds thereof as described under “Use of proceeds.”

	As of December 31, 2012
(in millions)	Actual	Adjusted

Cash and cash equivalents and marketable securities—homebuilding	$643.1	$1,337.0
Cash and cash equivalents—financial services	20.5	20.5

Cash and cash equivalents and marketable securities	$663.6	$1,357.5

Homebuilding debt:
Revolving credit facility, maturing 2017(1)	$100.0	$100.0
6.875% senior notes due 2013	171.7	171.7
6.125% senior notes due 2014, net	145.6	145.6
2.0% convertible senior notes due 2014, net	454.6	454.6
5.625% senior notes due 2014, net	137.7	137.7
5.25% senior notes due 2015, net	157.4	157.4
5.625% senior notes due 2016, net	169.7	169.7
6.5% senior notes due 2016, net	372.4	372.4
4.75% senior notes due 2017	350.0	350.0
3.625% senior notes due 2018 offered hereby	—	400.0
4.375% senior notes due 2022	350.0	350.0
4.75% senior notes due 2023 offered hereby	—	300.0
Notes payable—other, secured	15.2	15.2

Total homebuilding debt	2,424.3	3,124.3

Financial services debt:
Borrowings under mortgage repurchase facility(2)	169.4	169.4

Total financial services debt	169.4	169.4

Total debt(3)	2,593.7	3,293.7

Stockholders’ equity:
Preferred stock, $0.10 par value: 30,000,000 shares authorized; no shares issued	—	—
Common stock, $0.01 par value: 1,000,000,000 shares authorized; 328,464,422 shares issued and 321,264,351 shares outstanding at December 31, 2012	3.3	3.3
Additional paid-in capital	1,992.2	1,992.2
Retained earnings	1,749.2	1,749.2
Treasury stock, 7,200,071 shares at December 31, 2012, at cost	(134.3)	(134.3)

Total stockholders’ equity	3,610.4	3,610.4
Noncontrolling interests	2.7	2.7

Total equity	3,613.1	3,613.1

Total capitalization	$6,206.8	$6,906.8

(see footnotes on following page)

(1)	In September 2012, we entered into a five-year $125 million senior unsecured revolving credit facility, which had an uncommitted $375 million accordion feature that could increase the size of the facility, subject to certain conditions and availability of additional commitments. On November 1, 2012, we increased the committed capacity under our revolving credit facility from $125 million to $600 million and increased the uncommitted accordion feature to allow for future increases in the size of the facility to $1 billion, subject to certain conditions and availability of additional commitments. At December 31, 2012, the interest rate on borrowings under the revolving credit facility was 4.8%.

(2)	Our mortgage subsidiary, DHI Mortgage, has a repurchase facility that provides financing and liquidity by facilitating purchase transactions in which our mortgage subsidiary transfers eligible loans to buyers against transfers of funds by the buyers. The committed capacity of the facility is $180 million, but the capacity can be increased to $225 million. Increases in borrowing capacity in excess of $180 million are provided on an uncommitted basis and at a higher borrowing cost than committed borrowings. The facility matures on March 3, 2013, and the annual interest rate on the facility was 2.8% at December 31, 2012. We expect to renew and extend the term of the mortgage repurchase facility and increase its capacity prior to the facility’s maturity date of March 3, 2013.

(3)	Total debt at December 31, 2012 excludes outstanding letters of credit of $51.4 million, which are cash collateralized, and surety bonds of $657.4 million that secure performance under various contracts.

Description of notes

The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made. Each series of Notes will be issued under the Indenture dated as of May 1, 2012, among the Company, the Guarantors and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), as supplemented by a separate supplemental indenture for each series of Notes (as separately supplemented for each series, the “Indenture”). The following is a summary of the material terms and provisions of the Notes. The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the Indenture. The Notes are subject to all such terms, and prospective purchasers of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. As used in this “Description of notes,” the term “Company” refers to D.R. Horton, Inc. and not any of its Subsidiaries.

Definitions of certain terms are set forth under “Certain definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference.

General

We will issue $400,000,000 in aggregate principal amount of senior notes due 2018 (the “2018 Notes”) and $300,000,000 in aggregate principal amount of senior notes due 2023 (the “2023 Notes,” and together with the 2018 Notes, the “Notes”). The 2018 Notes and the 2023 Notes are each referred to herein as a “series” of Notes.

The Notes will bear interest from February 5, 2013, payable semi-annually on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing August 15, 2013, to Holders of record at the close of business on February 1 or August 1, as the case may be, immediately preceding each such interest payment date. The 2018 Notes bear interest at 3.625% per annum and will mature on February 15, 2018. The 2023 Notes bear interest at 4.75% per annum and will mature on February 15, 2023.

An aggregate principal amount of $400 million of 2018 Notes and $300 million of 2023 Notes will be issued in this offering. Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions as either series of Notes, except for issue date, and in certain cases the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes of the same series, and with the same CUSIP numbers as the Notes of the series offered hereby without the consent of Holders of the Notes.

The Notes will be guaranteed by each of the Guarantors pursuant to the guarantees of the Notes (as to each series, the “Guarantees”) described below. The Guarantors currently do not include our subsidiaries that are engaged in the financial services segment or the insurance, energy or mineral business. These subsidiaries currently do not guarantee our other senior notes or our revolving credit facility. In addition, the Notes will not initially be guaranteed by several of our insignificant subsidiaries.

Ranking

The Notes of each series offered hereby are general unsecured obligations of the Company and rank senior in right of payment to any future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated, including the Notes of the other series and our revolving credit facility. The Guarantees described below will be general unsecured obligations of the Guarantors and will rank senior in right of payment to any future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and will rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated, including our revolving credit facility.

Secured creditors of the Company and the Guarantors will have a claim on the assets which secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the Notes against those assets, to the extent of the value of such assets. Our revolving credit facility provides for the issuance of letters of credit under the facility that are secured by cash collateral.

At December 31, 2012, the Company and the Guarantors had approximately $2,424.3 million of Indebtedness outstanding. Of this Indebtedness, $15.2 million was secured debt and $2,409.1 million will be pari passu with the Notes. In addition, at such date, our non-guarantor subsidiaries had approximately $169.4 million of Indebtedness outstanding. The Notes are effectively subordinated in right of payment to the existing and future debt and other liabilities of our non-guarantor subsidiaries since their creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before they are available to the Company.

Optional redemption

The Company may, at its option, redeem the Notes in whole at any time or in part from time to time, as set forth below. The Company must mail to registered holders of the Notes notice of redemption at least 30 but not more than 60 days’ prior to the proposed date of redemption.

If we redeem the Notes of any series at any time prior to the date that is three months prior to the final maturity of the Notes of such series, the redemption price for the Notes being redeemed will equal the greater of the following amounts:

•	100% of their principal amount; and

•

the present value of the Remaining Scheduled Payments on the Notes being redeemed on the redemption date, discounted to the redemption date, on a semiannual basis, at the Treasury Rate plus 50 basis points (0.50%), plus, in each case, accrued and unpaid interest on such Notes to the redemption date.

If we redeem the Notes of any series within three months of the final maturity of the Notes of such series, the redemption price will equal 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the Notes to the redemption date.

In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and such Notes will cease to be outstanding.

On or before the redemption date, we will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. Selection of the Notes or portions thereof for redemption pursuant to the foregoing shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless such method is otherwise prohibited.

The guarantees

The Notes will be guaranteed by each of the Guarantors pursuant to the Guarantees. In general, the Guarantors currently do not include our subsidiaries that are engaged in the financial services segment or the insurance, energy or mineral business. These subsidiaries currently do not guarantee our other senior notes or our revolving credit facility. In addition, the Notes will initially not be guaranteed by several of our insignificant subsidiaries. Under the circumstances described under “Certain covenants—Additional guarantees,” we are required to cause subsidiaries that are not Guarantors to become Guarantors.

Each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees will be general unsecured obligations of the Guarantors and will rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the “adjusted net assets” of each Guarantor, as defined in the Indenture.

The Indenture will provide that, in the event of (i) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Company, (ii) a sale or other disposition of all or substantially all of the assets of any Guarantor (other than to the Company or another Guarantor), (iii) a merger or consolidation of a Guarantor with a Person other than the Company or another Guarantor, or (iv) a Guarantor ceasing to guarantee any (a) Indebtedness of the Company outstanding under any of the Credit Facilities and (b) Publicly Traded Debt Securities, then such Guarantor (in the case of clauses (i), (ii) and (iv) above) will be automatically and unconditionally released and discharged from all obligations under the Indenture and the Notes and the Person acquiring such assets (in the case of clauses (ii) and (iii) above) shall not be required to assume the Guarantor’s obligations under the Indenture and the Notes, or otherwise become a Guarantor, in each case without any further action required on the part of the Trustee, any Holder, the Company or any Guarantor; provided that such sale, disposition or other transaction is otherwise in compliance with the Indenture.

Except as provided in the covenants described under “Certain covenants” below, the Indenture will not prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, nor will it prevent any sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger, or disposition, the Guarantee given by such Guarantor will no longer have any force or effect.

Certain covenants

The following is a summary of certain covenants contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding and are not defeased or discharged pursuant to provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance.”

Restrictions on Secured Debt

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, create, incur, assume or guarantee any Secured Debt unless the Notes are secured equally and ratably with (or prior to) such Secured Debt, provided that the foregoing does not prohibit the creation, incurrence, assumption or guarantee of:

(1) Secured Debt which is secured by Liens on model homes, homes held for sale, homes that are under construction or under contract for sale, contracts for the sale of homes, land (improved or unimproved), contracts for the sale of land, project club houses, amenity centers and common areas, manufacturing plants, warehouses, distribution facilities or office buildings, and fixtures and equipment located at or on any of the foregoing or leasehold or other interests in any of the foregoing;

(2) Secured Debt which is secured by a Lien on property at the time of its acquisition by the Company or a Guarantor, which Lien secures obligations assumed by the Company or a Guarantor, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Guarantor or becomes a Guarantor as a result of the acquisition of its Capital Stock by the Company or a Guarantor (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or acquisition where the Lien attaches to or affects the property of the Company or a Guarantor prior to such transaction);

(3) Secured Debt which is secured by Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Guarantor;

(4) Secured Debt which is secured by Liens securing Indebtedness of a Guarantor owing to the Company or to another Guarantor;

(5) Indebtedness secured by a Permitted Lien; and

(6) any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part (“Refinanced Debt”), of Secured Debt that was permitted to be created, incurred, assumed or guaranteed pursuant to clauses (1) through (5) above at the time of the original creation, incurrence, assumption or guarantee thereof, or by this clause (6), provided in each case that the principal amount of the Refinanced Debt does not exceed the principal amount of the Secured Debt being refinanced, extended, renewed or replaced (plus accrued interest thereon and expenses of refinancing, extension, renewal or replacement) and such Refinanced Debt is not secured by any additional properties of the Company or any Guarantor (other than accessions and proceeds).

In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally or ratably (or on a senior basis) securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount (or the accreted value thereof, in the case of any Secured Debt issued with original issue discount) of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or a Guarantor for the property sold (as determined in good faith pursuant to a resolution of the board of directors of the Company delivered to the Trustee); and

(3) the Company or a Guarantor, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

(A) to the redemption, repayment or retirement of (a) debt securities of any series under the Indenture (other than a series that, pursuant to the applicable supplemental indenture or authorizing resolution, does not have the benefit of this covenant or its equivalent), including the cancellation by the Trustee of any securities of any such series delivered by the Company to the Trustee, or (b) any other Indebtedness of the Company or any Guarantor (other than Indebtedness which by its terms or the terms of the instrument by which it was issued is subordinate in right of payment to the Notes or any such other series of debt securities), or

(B) to the purchase by the Company or a Guarantor of property substantially similar to the property sold or transferred.

Without regard to the foregoing, the Company and the Guarantors may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) described in “Restrictions on Secured Debt” above or Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) above) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Repurchase of notes upon Change of Control Triggering Event

In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided below, the Company shall make an offer to each Holder of the Notes (the “Change of Control Offer”) to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth below.

On or before the thirtieth day after any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall be obligated to make the Change of Control offer by mailing, or causing to be mailed, to all Holders of Notes, with a copy to the Trustee, a notice regarding the Change of Control Triggering Event and the Change of Control Offer. The notice shall state the payment date for the repurchase of the Notes, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, also state that the offer to purchase is conditioned on a Change of Control or Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such conflict.

The Company will not be required to make a Change of Control Offer with respect to either series of Notes after a Change of Control Triggering Event if (1) a third party makes such an offer for such series of Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes of such series properly tendered and not withdrawn under its offer, (2) the Company has given notice to redeem all Notes of such series in accordance with the redemption provisions of the Indenture as described above under the caption “—Optional redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes of such series properly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes of such series properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Limitations on mergers, consolidations and sales of assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control, and by extension, Change of Control Triggering Event, has occurred.

None of the provisions relating to a repurchase upon a Change of Control Triggering Event is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control Triggering Event, but would substantially increase the amount of Indebtedness outstanding at such time.

The Indenture requires the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control Offer. In the event that a Change of Control Triggering Event has occurred under the Indenture, a change of control may have also occurred under the agreements governing other Indebtedness of the Company or its subsidiaries. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Company to purchase the Notes of any series when required upon a Change of Control Triggering Event will result in an Event of Default with respect to the Notes of such series.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control Triggering Event.

Amendment or waiver of the provisions described in this covenant will require consent of Holders of a majority of the outstanding principal amount of the applicable series of Notes.

Limitations on mergers, consolidations and sales of assets

The Indenture provides that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Company or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee or the Successor not being required to become a Guarantor, as the case may be, as provided under “The guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Upon any such consolidation, merger, sale, lease, conveyance or other disposition, the Successor will be substituted for the Company or the relevant Guarantor under the Indenture. The Successor may then exercise every power and right of the Company or the relevant Guarantor under the Indenture, and except in the case of a lease, the Company or the relevant Guarantor will be released from all of its liabilities and obligations in respect of the Notes, the Guarantee and the Indenture. If the Company or a Guarantor leases all or substantially all of its assets, the Company or such Guarantor will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes or the Guarantee, as applicable.

Additional guarantees

If (a) any Subsidiary that is not a Guarantor shall guarantee any (i) Indebtedness of the Company outstanding under any of the Credit Facilities or (ii) Publicly Traded Debt Securities, or (b) the Company elects to add any Subsidiary as a Guarantor, then such Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and under the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until it is released from its obligations as a Guarantor pursuant to the provisions of the Indenture.

Events of default

The following are Events of Default in respect of the Notes of either series under the Indenture:

(1) the failure by the Company to pay interest on any Note of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any Note of such series when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Guarantor to comply with any of its agreements or covenants in, or provisions of, such Notes of such series, the Guarantees (as relating to the Notes of such series) or the Indenture (as relating to the Notes of such series) and such failure continues for the period and after the notice specified below (except in the case of a default under the covenants described under “Repurchase of notes upon Change of Control Triggering Event” and “Limitations on mergers, consolidations and sales of assets,” which will constitute an Event of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Guarantor to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) the Company or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Guarantor that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Guarantor that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee related to the Notes of such series of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under such Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee).

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding series of such Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to the covenants described under “Repurchase of notes upon Change of Control Triggering Event” and “Limitations on mergers, consolidations and sales of assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases to exist, without any action by the Trustee or any other Person.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (6) or (7) above), shall have occurred and be continuing under the Indenture with respect to either series of Notes, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes of such series then outstanding by notice to the Company and the Trustee, may declare all such series of Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on either series of Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (6) or (7) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the Notes of either series then outstanding by written notice to the Trustee may waive an existing Default or Event of Default and its consequences with respect to such series of Notes, other than any Default or Event of Default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding Notes of either series may rescind an acceleration and its consequence in respect of such series (except an acceleration due to nonpayment of principal or interest on such series of Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) in respect to such series have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the applicable series of Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes of either series or that resulted from the failure to comply with the covenant entitled “Repurchase of notes upon Change of Control Triggering Event”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual officers’ certificate stating whether or not the signers know of any continuing Default with respect to either series of Notes by the Company in performing any of its obligations under the Indenture. In addition, the Company is required to deliver to the Trustee written notice of the occurrence of any Default or Event of Default within 30 days after a senior officer of the Company obtains knowledge of such Default or Event of Default.

Additional provisions

The Indenture contains certain other provisions that apply to the Notes. See “Description of Debt Securities—Amendment, Supplement and Waiver,” “—Defeasance,” “—Concerning the Trustee” and “—Governing Law” in the accompanying prospectus.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Additional Notes” has the meaning set forth in “—General.”

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt of the Company, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests.

“Capitalized Lease Obligations” of any Person means, at the time any determination thereof is to be made, the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person (other than a Subsidiary of the Company); provided, however, that a transaction where the holders of all classes of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all Voting Stock of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals (each an “Excluded Person”))) publicly discloses, including, without limitation, by filing a Schedule 13D or Schedule TO, or the Company or any of its Subsidiaries publicly discloses, including without limitation, by filing any other schedule, form or report under the Exchange Act (including, without limitation, a Current Report on Form 8-K) disclosing facts indicating that such person or group has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of the Company representing more than 50% of the voting power of the Voting Stock of the Company; or

(3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company which is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

Any person or group whose acquisition of beneficial ownership constitutes a Change of Control under clause (2) of the foregoing definition in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Excluded Person.

“Change of Control Triggering Event” with respect to either series of Notes means the occurrence of both a Change of Control and a Ratings Downgrade Event with respect to such series.

“Comparable Treasury Issue” with respect to either series of Notes means the United States Treasury security selected by at least two Reference Treasury Dealers as having a maturity comparable to the remaining term of the Notes of such series to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of such series.

“Comparable Treasury Price” means, with respect to any redemption date for Notes of any series, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount, on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Guarantors at the end of the fiscal quarter immediately preceding such date less (a) the book value of any assets securing any Non-Recourse Indebtedness, and (b) all short term liabilities of the Company and the Guarantors, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor to a maturity date more than one year after such date) and liabilities in respect of retiree benefits other than persons for which the Company or the Guarantors are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision), in each case as determined in accordance with GAAP.

“Consolidated Tangible Assets” of the Company as of any date means the book value of the total assets of the Company and the Guarantors (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Guarantors, in each case as determined in accordance with GAAP.

“Credit Facilities” means, collectively, each of the credit facilities and lines of credit of the Company or one or more Guarantors in existence on the date of the Indenture and one or more future facilities or lines of credit among or between the Company or one or more Guarantors and one or more lenders pursuant to which the Company or any Guarantor may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit; provided, in each case, that such credit facility shall provide for commitments, or there shall be loans or other extensions of credit outstanding thereunder, in each case in excess of $50 million.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth in “—Events of default.”

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” with respect to either series of Notes means the guarantee of such series of Notes by each Guarantor under the Indenture.

“Guarantors” means (i) initially, each of:

C. Richard Dobson Builders, Inc., a Virginia corporation;

CH Investments of Texas, Inc., a Delaware corporation;

CHI Construction Company, an Arizona corporation;

CHTEX of Texas, Inc., a Delaware corporation;

Continental Homes, Inc., a Delaware corporation;

Continental Homes of Texas, L.P., a Texas limited partnership;

Continental Residential, Inc., a California corporation;

D.R. Horton—Emerald, Ltd., a Texas limited partnership;

D.R. Horton—Schuler Homes, LLC, a Delaware limited liability company;

D.R. Horton—Texas, Ltd. , a Texas limited partnership;

D.R. Horton, Inc.—Birmingham, an Alabama corporation;

D.R. Horton, Inc.—Chicago, a Delaware corporation;

D.R. Horton, Inc.—Dietz-Crane, a Delaware corporation;

D.R. Horton, Inc.—Fresno, a Delaware corporation;

D.R. Horton, Inc.—Greensboro, a Delaware corporation;

D.R. Horton, Inc.—Gulf Coast (f/k/a DRH Regrem V, Inc.), a Delaware corporation;

D.R. Horton, Inc.—Huntsville (f/k/a DRH Regrem XIII, Inc.), a Delaware corporation;

D.R. Horton, Inc.—Jacksonville, a Delaware corporation;

D.R. Horton, Inc.—Louisville, a Delaware corporation;

D.R. Horton, Inc.—Minnesota, a Delaware corporation;

D.R. Horton, Inc.—New Jersey, a Delaware corporation;

D.R. Horton, Inc.—Portland, a Delaware corporation;

D.R. Horton, Inc.—Sacramento, a California corporation;

D.R. Horton, Inc.—Torrey, a Delaware corporation;

D.R. Horton LA North, Inc. (f/k/a DRH Regrem X, Inc.), a Delaware corporation;

D.R. Horton BAY, Inc. (f/k/a D.R. Horton OCI, Inc., D.R. Horton Orange County Inc. and DRH Regrem IX, Inc.), a Delaware corporation;

D.R. Horton Cruces Construction, Inc. (f/k/a DRH Regrem XI, Inc.), a Delaware corporation;

D.R. Horton Los Angeles Holding Company, Inc., a California corporation;

D.R. Horton Management Company, Ltd., a Texas limited partnership;

D.R. Horton Materials, Inc., a Delaware corporation;

D.R. Horton Serenity Construction, LLC (f/k/a DRH Regrem VIII, LLC), a Delaware limited liability company;

D.R. Horton VEN Inc. (f/k/a D.R. LAV Inc. and D.R. Horton San Diego Holding Company, Inc.), a California corporation;

DRH Cambridge Homes, Inc., a California corporation;

DRH Cambridge Homes, LLC, a Delaware limited liability company;

DRH Construction, Inc., a Delaware corporation;

DRH Regrem VII, LP, a Texas limited partnership;

DRH Regrem XII, LP, a Texas limited partnership;

DRH Regrem XIV, Inc., a Delaware corporation;

DRH Regrem XV, Inc., a Delaware corporation;

DRH Regrem XVI, Inc., a Delaware corporation;

DRH Regrem XVII, Inc., a Delaware corporation;

DRH Regrem XVIII, Inc., a Delaware corporation;

DRH Regrem XIX, Inc., a Delaware corporation;

DRH Regrem XX, Inc., a Delaware corporation;

DRH Regrem XXI, Inc., a Delaware corporation;

DRH Regrem XXII, Inc., a Delaware corporation;

DRH Regrem XXIII, Inc., a Delaware corporation;

DRH Regrem XXIV, Inc., a Delaware corporation;

DRH Regrem XXV, Inc. (f/k/a D.R. Horton VEN, Inc. and D.R. Horton Inc.—Los Angeles), a Delaware corporation;

DRH Regrem XXVI, LLC, a Delaware limited liability company;

DRH Regrem XXVII, LLC, a Delaware limited liability company;

DRH Regrem XXVIII, LLC, a Delaware limited liability company;

DRH Regrem XXIX, LLC, a Delaware limited liability company;

DRH Regrem XXX, LLC, a Delaware limited liability company;

DRH Southwest Construction, Inc., a California corporation;

DRH Tucson Construction, Inc., a Delaware corporation;

HPH Homebuilders 2000 L.P., a California limited partnership;

KDB Homes, Inc., a Delaware corporation;

Meadows I, Ltd., a Delaware corporation;

Meadows II, Ltd., a Delaware corporation;

Meadows VIII, Ltd., a Delaware corporation;

Meadows IX, Inc., a New Jersey corporation;

Meadows X, Inc., a New Jersey corporation;

Melmort Co., a Colorado corporation;

Melody Homes, Inc., a Delaware corporation;

Schuler Homes of Arizona, LLC, a Delaware limited liability company;

Schuler Homes of California, Inc., a California corporation;

Schuler Homes of Oregon, Inc., an Oregon corporation;

Schuler Homes of Washington, Inc., a Washington corporation;

Schuler Mortgage, Inc., a Delaware corporation;

Schuler Realty Hawaii, Inc., a Hawaii corporation;

SGS Communities at Grande Quay, L.L.C., a New Jersey limited liability company;

SHA Construction LLC, a Delaware limited liability company;

SHLR of California, Inc., a California corporation;

SHLR of Colorado, Inc., a Colorado corporation;

SHLR of Nevada, Inc., a Nevada corporation;

SHLR of Utah, Inc., a Utah corporation;

SHLR of Washington, Inc., a Washington corporation;

SRHI LLC, a Delaware limited liability company;

SSHI LLC, a Delaware limited liability company;

Vertical Construction Corporation, a Delaware corporation;

Western Pacific Funding, Inc., a California corporation;

Western Pacific Housing—Antigua, LLC, a Delaware limited liability company;

Western Pacific Housing—Aviara, L.P., a California limited partnership;

Western Pacific Housing—Boardwalk, LLC, a Delaware limited liability company;

Western Pacific Housing—Broadway, LLC, a Delaware limited liability company;

Western Pacific Housing—Canyon Park, LLC, a Delaware limited liability company;

Western Pacific Housing—Carmel, LLC, a Delaware limited liability company;

Western Pacific Housing—Carrillo, LLC, a Delaware limited liability company;

Western Pacific Housing—Communications Hill, LLC, a Delaware limited liability company;

Western Pacific Housing—Copper Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing—Creekside, LLC, a Delaware limited liability company;

Western Pacific Housing—Culver City, L.P., a California limited partnership;

Western Pacific Housing—Del Valle, LLC, a Delaware limited liability company;

Western Pacific Housing—Lomas Verdes, LLC, a Delaware limited liability company;

Western Pacific Housing—Lost Hills Park, LLC, a Delaware limited liability company;

Western Pacific Housing—McGonigle Canyon, LLC, a Delaware limited liability company;

Western Pacific Housing—Mountaingate, L.P., a California limited partnership;

Western Pacific Housing—Norco Estates, LLC, a Delaware limited liability company;

Western Pacific Housing—Oso, L.P., a California limited partnership;

Western Pacific Housing—Pacific Park II, LLC, a Delaware limited liability company;

Western Pacific Housing—Park Avenue East, LLC, a Delaware limited liability company;

Western Pacific Housing—Park Avenue West, LLC, a Delaware limited liability company;

Western Pacific Housing—Playa Vista, LLC, a Delaware limited liability company;

Western Pacific Housing—Poinsettia, L.P., a California limited partnership;

Western Pacific Housing—River Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing—Robinhood Ridge, LLC, a Delaware limited liability company;

Western Pacific Housing—Santa Fe, LLC, a Delaware limited liability company;

Western Pacific Housing—Scripps, L.P., a California limited partnership;

Western Pacific Housing—Scripps II, LLC, a Delaware limited liability company;

Western Pacific Housing—Seacove, L.P., a California limited partnership;

Western Pacific Housing—Studio 528, LLC, a Delaware limited liability company;

Western Pacific Housing—Terra Bay Duets, LLC, a Delaware limited liability company;

Western Pacific Housing—Torrance, LLC, a Delaware limited liability company;

Western Pacific Housing—Torrey Commercial, LLC, a Delaware limited liability company;

Western Pacific Housing—Torrey Meadows, LLC, a Delaware limited liability company;

Western Pacific Housing—Torrey Multi-Family, LLC, a Delaware limited liability company;

Western Pacific Housing—Torrey Village Center, LLC, a Delaware limited liability company;

Western Pacific Housing—Vineyard Terrace, LLC, a Delaware limited liability company;

Western Pacific Housing—Windemere, LLC, a Delaware limited liability company;

Western Pacific Housing—Windflower, L.P., a California limited partnership;

Western Pacific Housing, Inc., a Delaware corporation;

Western Pacific Housing, L.P. (f/k/a Western Pacific Housing Co.), a California limited partnership;

Western Pacific Housing Management, Inc., a California corporation; and

WPH—Camino Ruiz, LLC, a Delaware limited liability company;

and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture, in each case until subsequently released from its Guarantee pursuant to the provisions of the Indenture.

“Holder” means the Person in whose name a Note is registered in the books of the registrar for the applicable series of the Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than any standby letter of credit or similar instrument issued for the account of, or any surety, performance, completion or payment bond, earnest money note or similar purpose undertaking or indemnification agreement issued or entered into by or for the account of, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with expenditures that constitute capital expenditures in accordance with GAAP (other than any obligation to pay a contingent purchase price as long as such obligation remains contingent), or (c) in respect of Capitalized Lease Obligations,

(2) any Indebtedness of others described in clause (1) above that such Person has guaranteed to the extent of the guarantee, and

(3) all Indebtedness of others described in clause (1) above secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of the Indebtedness of such Person shall be the lesser of (a) the fair market value of such property; and (b) the amount of such Indebtedness of such other Persons;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business or obligations under Currency Agreements or Interest Protection Agreements.

“Intangible Assets” means with respect to the Notes, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and the Guarantors prepared in accordance with GAAP.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB-or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Lien” means, with respect to any property, any mortgage, deed of trust, lien, pledge, charge, hypothecation, security interest or encumbrance of any kind in respect of such property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness (and any accessions thereto and proceeds thereof) and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Permitted Liens” means any Lien:

(1) incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Guarantors,

(2) constituting attachment or judgment liens,

(3) securing Non-Recourse Indebtedness of the Company or any Guarantor; provided, that it applies only to the property financed out of the net proceeds of such Non-Recourse Indebtedness (and any accessions thereto and proceeds thereof),

(4) securing Purchase Money Indebtedness; provided, that it applies only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness (and any accessions thereto and proceeds thereof),

(5) constituting purchase money Liens (including Capitalized Lease Obligations); provided, that it applies only to the property acquired (and any accessions thereto and proceeds thereof) and the related Indebtedness is incurred within 180 days after the acquisition of such property,

(6) constituting the right of a lender or lenders to which the Company or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Guarantor with or held by such lender or lenders or its affiliates,

(7) constituting the pledge or deposit of cash or other property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and the Guarantors,

(8) incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or any similar bonds,

(9) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business,

(10) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Guarantors taken as a whole,

(11) Liens securing community development district bonds or similar bonds issued by any governmental authority to accomplish similar purposes,

(12) Liens on assets and properties of joint ventures or limited partnerships that are not wholly-owned Subsidiaries of the Company or any of the Guarantors, and

(13) Liens securing the Company’s or the Guarantors’ obligations to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Company’s or the Guarantors’ property and property belonging to such third parties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Publicly Traded Debt Securities” means any issue of debt securities of the Company or any of the Guarantors originally issued in a public offering registered with the SEC or in an offering pursuant to Rule 144A under the Securities Act and of which issue at least $50 million aggregate principal amount is outstanding.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Guarantor incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Guarantors; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such property or completion of such construction or improvement.

“Rating Agency” means (1) each of Moody’s, Fitch and S&P; or (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement Rating Agency for Moody’s, Fitch or S&P, or all three, as the case may be.

“Ratings Downgrade Event” means the rating on the applicable series of Notes is lowered independently by each of the Rating Agencies and the Notes of such series are rated below Investment Grade by all three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Ratings Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Downgrade Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Downgrade Event).

“Reference Treasury Dealers” means (a) J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any series of Notes, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided however that if such redemption date is not an Interest Payment Date with respect to such series, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to the date of such redemption.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Guarantor of any property which is either (a) a manufacturing facility, project club house, amenity center and common area, office building, warehouse or distribution facility whose book value equals or exceeds 1% of Consolidated Adjusted Tangible Assets as of the date of determination or (b) another property which exceeds 5% of Consolidated Adjusted Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Guarantor, provided that “Sale and Leaseback Transaction” shall not include (1) a sale and leaseback transaction relating to a property entered into within 180 days after the later of (i) the date of acquisition of such property by the Company or a Guarantor and (ii) the date of the completion of construction or commencement of full operations on such property, whichever is later, (2) a sale and leaseback transaction which has a lease of no more than three years in length or (3) a sale or transfer made to the Company or another Guarantor.

“Secured Debt” means any Indebtedness of the Company or any Guarantor which is secured by (a) a Lien in any property of the Company or a Guarantor (other than property excluded in clause (b)) or (b) a Lien on Capital Stock owned directly or indirectly by the Company or a Guarantor in a corporation or other entity (other than a Non-Guarantor Subsidiary) or in the rights of the Company or a Guarantor in respect of Indebtedness of a corporation or other entity (other than a Non-Guarantor Subsidiary) in which the Company or a Guarantor owns Capital Stock. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given. For the avoidance of doubt, cash collateralized letters of credit under our revolving credit facility will not constitute Secured Debt.

“SEC” means the Securities and Exchange Commission or any successor agency performing the duties now assigned to it under the Trust Indenture Act.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the board of directors of such entity or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “—Certain covenants—Limitations on mergers, consolidations and sales of assets.”

“Treasury Rate” means, with respect to any redemption date applicable to either series of Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book entry, delivery and form

Each series of Notes offered hereby will be issued in the form of a fully registered Global Note (as to each series, the “Global Note”). The Global Note will be delivered on or about the Issue Date with the Trustee, on behalf of The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The

Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note of each series, the Depositary will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Note in respect of such series and (ii) ownership of the applicable series of Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary’s Participants), the Depositary’s Participants and the Depositary’s Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes of either series will be limited to such extent.

So long as the Global Note Holder is the registered owner of the Notes of either series, the Global Note Holder will be considered the sole owner or Holder of such Notes with respect to such series outstanding under the Indenture. Except as provided below, beneficial owners of either series of Notes will not be entitled to have Notes with respect to such series registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes of either series represented by the Global Note of such series to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

None of the Company, the Trustee, the paying agent and the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on the Notes of either series registered in the name of a Global Note Holder on the applicable record date will be payable by the paying agent to such Global Note Holder in its capacity as the registered holder under the Indenture.

Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes of each series, including the Global Note of such series, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes of such series (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of Notes of either series will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the Notes of each series are represented by a Global Note, the Depositary’s nominee will be the Holder of the Notes of such series and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes of such series. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note of either series held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes of such series represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note of such series to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note of either series in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated securities

Subject to certain conditions, any Person having a beneficial interest in a Global Note of either series may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes of such series represented by such Global Note in the form of certificated securities. Upon any such issuance, the Trustee is required to authenticate and deliver such Notes of such series to such Person or Persons (or the nominee of any thereof). In addition, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes with respect to such series and a successor depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the registrar has received a request from the Depositary to issue certificated securities, then, upon surrender by the relevant Global Note Holder of its Global Note in respect of such series, certificated notes will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of such Notes of such series.

Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes of either series and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes of such series to be issued).

Same-day settlement and payment

Payments in respect of the Notes of either series (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the certificated notes of either series also will be settled in immediately available funds.

Transfer and exchange

A Holder may transfer or exchange the Notes of either series in accordance with the procedures set forth in the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange a Note of either series selected for redemption. Also, the registrar is not required to transfer or exchange a Note of either series for a period of 15 days before a selection of any such Notes to be redeemed.

The registered Holder of a Note of either series will be treated as the owner of it for all purposes.

Description of other indebtedness

Outstanding senior notes

As of December 31, 2012, we had outstanding $2,309.1 million of senior unsecured notes consisting of $171.7 million 6.875% senior notes due 2013, $145.6 million 6.125% senior notes due 2014, $454.6 million 2.0% convertible senior notes due 2014, $137.7 million 5.625% senior notes due 2014, $157.4 million 5.25% senior notes due 2015, $169.7 million 5.625% senior notes due 2016, $372.4 million 6.5% senior notes due 2016, $350 million 4.75% senior notes due 2017 and $350 million 4.375% senior notes due 2022.

The indentures governing our existing senior notes do not restrict the incurrence of future unsecured debt by us or our homebuilding subsidiaries or the incurrence of secured or unsecured debt by our financial services subsidiaries. Such instruments also permit us and our homebuilding subsidiaries to incur significant amounts of additional secured debt. If a change of control occurs as defined in the indentures governing $455.5 million principal amount of our existing senior notes as of December 31, 2012, we would be required to purchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any. In addition, upon the occurrence of both a change of control and a ratings downgrade event, each as defined in the indenture governing our 4.75% senior notes due 2017 and our 4.375% senior notes due 2022, we will be required in certain circumstances to offer to repurchase such notes at 101% of their principal amount, together with all accrued and unpaid interest, if any.

Holders of our 2.0% convertible senior notes due 2014 have the right to convert all or any portion of their notes at their option at any time prior to maturity. The current conversion rate for the notes is 77.18004 shares of our common stock per $1,000 principal amount of senior notes, equivalent to a conversion price of approximately $12.96 per share of common stock. The conversion rate is subject to adjustment in certain events but will not be adjusted for accrued interest, including any additional interest. Upon conversion of a 2.0% senior note, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof at our election. If a fundamental change, including a change of control, occurs as defined in the indenture governing our convertible senior notes we would be required to offer to purchase such notes at par, together with all accrued and unpaid interest, if any.

We may not redeem any of our 6.875% senior notes due 2013, 6.125% senior notes due 2014, 2.0% convertible senior notes due 2014 or 5.625% senior notes due 2014 prior to their maturity date. However, we may redeem any of our 5.25% senior notes due 2015, 5.625% senior notes due 2016, 6.5% senior notes due 2016 or 4.75% senior notes due 2017 in whole at any time or in part from time to time, at a redemption price equal to the greater of 100% of their principal amount or the present value of the remaining scheduled payments on the redemption date, plus in each case, accrued interest. We may redeem our 4.375% senior notes due 2022 at any time prior to June 15, 2022 at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. On or after June 15, 2022, we may redeem our 4.375% senior notes due 2022, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.

Revolving credit facility

In September 2012, we entered into a five-year $125 million senior unsecured revolving credit facility, which had an uncommitted $375 million accordion feature that could increase the size of the facility, subject to certain conditions and availability of additional commitments. On November 1, 2012, we increased the committed capacity under our revolving credit facility from $125 million to $600 million and increased the uncommitted accordion feature to allow for future increases in the size of the facility to $1 billion, subject to certain conditions and availability of additional commitments. At December 31, 2012, the interest rate on borrowings under the revolving credit facility was 4.8%. In addition to revolving loans, the revolving credit facility provides for standby letters of credit in an aggregate amount not to exceed 50% of the facility amount (“Letter of Credit Sublimit.”) We may obtain letters of credit in excess of the Letter of Credit Sublimit if we provide cash collateral for such letters of credit. The aggregate amount of revolving loans and letters of credit may not exceed the total commitments. The revolving credit facility contains customary representations and warranties, covenants and events of default for facilities of this type. Among other covenants, the revolving credit facility requires us and the guarantor subsidiaries to maintain a minimum tangible net worth and a maximum leverage ratio. In addition, if our leverage ratio exceeds certain levels, we and our guarantor subsidiaries are required to maintain a borrowing base of our and our guarantor subsidiaries’ specified homebuilding assets at least equal to the amount of our and our guarantor subsidiaries’ senior debt. Our revolving credit facility also provides that a change of control (as defined in the revolving credit facility) would constitute an event of default under the facility.

As of December 31, 2012, we had $100 million of outstanding borrowings and $5.5 million of outstanding letters of credit under our revolving credit facility.

Mortgage repurchase facility

Our mortgage subsidiary, DHI Mortgage, has a repurchase facility that provides financing and liquidity by facilitating purchase transactions in which our mortgage subsidiary transfers eligible loans to buyers against transfers of funds by the buyers. The committed capacity of the facility is $180 million, but the capacity can be increased to $225 million, subject to certain conditions and availability of additional commitments. Increases in borrowing capacity in excess of $180 million are provided on an uncommitted basis and at a higher borrowing cost than committed borrowings. The facility matures on March 3, 2013, and the annual interest rate on the facility was 2.8% at December 31, 2012. We expect to renew and extend the term of the mortgage repurchase facility and increase its capacity prior to the facility’s maturity date of March 3, 2013.

The mortgage repurchase facility is not guaranteed by any of our subsidiaries that will guarantee the notes or currently guarantee our existing senior notes and our obligations under the revolving credit facility. The mortgage repurchase facility requires the maintenance of a minimum level of tangible net worth, a maximum allowable ratio of debt to tangible net worth and a minimum level of liquidity by our mortgage subsidiary.

Certain United States federal income tax consequences

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions as of the date hereof. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary is addressed only to investors who purchase notes for their original offering price in this offering, deals only with notes held as capital assets (generally, property held for investment) and does not purport to address all U.S. federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or other integrated transaction, partnerships or other pass-through entities or investors therein, persons subject to alternative minimum tax, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax or U.S. Holders (as defined below) whose functional currency is not the United States dollar. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

This discussion does not address any tax other than U.S. federal income tax. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

Classification of the notes

In certain circumstances (see “Description of notes—Certain covenants—Repurchase of notes upon Change of Control Triggering Event”), the notes provide for the payment of certain amounts in excess of their stated interest and principal. These contingencies could subject the notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause any gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Tax consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (and certain trusts that have made a valid election to be treated as a United States person).

Payments of interest

The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes, and the remainder of this discussion assumes that to be the case. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale, exchange or retirement of notes

Upon the sale, exchange or retirement of a note (including any purchase of notes by us in the case of a fundamental change), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note.

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Additional tax on net investment income

U.S. persons that are individuals, estates or certain trusts will generally be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” for the taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A U.S. Holder will be subject to U.S. backup withholding on these payments (currently at a rate of 28%) if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust and is not a U.S. Holder.

Payments on the notes

Subject to the discussion below concerning backup withholding, any payment of interest on the notes to any Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to U.S. federal withholding tax, provided that:

•

the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Interest that does not meet the foregoing requirements will be subject to a 30% U.S. federal withholding tax unless (i) such withholding tax is eliminated or reduced by an applicable income tax treaty or (ii) such interest is effectively connected with a U.S. trade or business of the Non-U.S. Holder.

Interest on a note that is not effectively connected income will not be exempt from withholding tax unless the beneficial owner of the note certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a United States person, and, if required, that it is eligible for the benefits of an applicable income tax treaty.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest, on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs (provided that the Non-U.S. Holder provides us a properly executed IRS Form W-8ECI or W-8BEN), will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the interest.

Sale, exchange or other disposition of notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of notes, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•	the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point above, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax consequences to U.S. Holders” above), unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to tax at a rate of 30% on the gain (offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a retirement or redemption) of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes and on the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Underwriting

J.P. Morgan Securities LLC is acting as a representative of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of 2018 notes	Principal amount of 2023 notes

J.P. Morgan Securities LLC	$100,000,000	$75,000,000
Citigroup Global Markets Inc.	60,000,000	45,000,000
Deutsche Bank Securities Inc.	60,000,000	45,000,000
RBS Securities Inc.	60,000,000	45,000,000
UBS Securities LLC	60,000,000	45,000,000
Wells Fargo Securities, LLC	60,000,000	45,000,000

Total	$400,000,000	$300,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased under certain circumstances or the underwriting agreement may be terminated.

The underwriters initially propose to offer the notes for resale at the public offering price that appears on the cover of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount of the 2018 notes and up to 0.375% of the principal amount of the 2023 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount of the 2018 notes and up to 0.25% of the principal amount of the 2023 notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•

We will not, for a period of 30 days after the date of this prospectus supplement, without first obtaining the prior written consent of J.P. Morgan Securities LLC, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or otherwise dispose of or transfer, any debt securities, other than as contemplated by the underwriting agreement.

•

We will indemnify the underwriters and their respective affiliates, directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Commissions and discounts

The following table shows the underwriting discounts to be paid to the underwriters by the Company in connection with this offering. This underwriting discount is the difference between the public offering price and the amount the underwriters pay to us to purchase the notes. The underwriting discount is 0.70% of the principal amount for the 2018 notes and 0.70% of the principal amount for the 2023 notes:

	2018 notes	2023 notes

Per note	0.70%	0.70%
Total	$2,800,000	$2,100,000

The Company’s expenses of the offering, not including the underwriting discounts, are estimated at $1.25 million.

New issue of notes

Each series of the notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market making activities at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Short positions

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Other relationships

In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain of the underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Certain affiliates of the underwriters act as lenders and/or agents under our revolving credit facility. In particular, The Royal Bank of Scotland plc, an affiliate of RBS Securities Inc., is a lender, issuing bank and administrative agent under our revolving credit facility. Each of Citibank, N.A. (an affiliate of Citigroup Global Markets Inc.), Deutsche Bank Trust Company Americas (an affiliate of Deutsche Bank Securities Inc.), JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities LLC), UBS AG, Stamford Branch (an affiliate of UBS Securities LLC) and Wells Fargo Bank, National Association (an affiliate of Wells Fargo Securities, LLC) is a lender under our revolving credit facility. In addition, Wells Fargo Home Mortgage – Correspondent Sales, an affiliate of Wells Fargo Securities, LLC, purchases a significant portion of the mortgages originated by DHI Mortgage under the mortgage repurchase facility.

Extended settlement

We expect that delivery of the notes will be made to investors on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as ‘‘T+4‘‘). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Notice to prospective investors

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

Notice to prospective investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the

Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantors; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal matters

Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain matters of Alabama, Arizona, Hawaii, Nevada, New Jersey, Oregon, Utah, Virginia and Washington law will be passed upon for us by Thomas B. Montano, our Corporate and Securities Counsel. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New  York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

D.R. Horton, Inc.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Guarantees of Debt Securities

Units of These Securities

We will provide specific terms of these securities in supplements to this prospectus at the time we offer or sell any of these securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus, in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “DHI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 24, 2012

We have not authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any documents incorporated by reference in this prospectus. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus, or the information contained in any document incorporated by reference in this prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to D.R. Horton, Inc., a Delaware corporation, and its predecessors and subsidiaries.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements typically include the words “anticipate,” “believe,” “consider,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “predict,” “projection,” “seek,” “strategy,” “target,” “will” or other words of similar meaning. Any or all of the forward-looking statements included or incorporated by reference in this prospectus may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	our substantial debt, the incurrence of future debt, and our ability to comply with related debt covenants, restrictions and limitations;

•	potential deterioration in homebuilding industry conditions and the current weak U.S. economy;

•	the cyclical nature of the homebuilding industry and changes in general economic, real estate and other conditions;

•	constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital;

•

reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms and an increase in mortgage interest rates;

•	the risks associated with our land and lot inventory;

•	supply shortages and other risks for acquiring land, building materials and skilled labor;

•	increases in the costs of owning a home;

•	the effects of governmental regulation and environmental matters on our homebuilding operations;

•	the effects of governmental regulation on our financial services operations;

•	the uncertainties inherent in home warranty and construction defect claims matters;

•	competitive conditions within our industry;

•	our ability to effect any future growth strategies successfully;

•	the impact of an inflationary or deflationary environment;

•	our ability to realize the full amount of our deferred income tax asset; and

•	information technology failures and data security breaches.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in our annual report on Form 10-K for the fiscal year ended September 30, 2011 and our quarterly reports on Form 10-Q for the quarters ended December 31, 2011, March 31, 2012 and June 30, 2012, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission (“SEC”). See “Incorporation of Certain Documents by Reference” as well as the applicable prospectus supplement.

i

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider these risks and uncertainties and all of the information contained in or incorporated by reference in this prospectus and in the applicable prospectus supplement before you invest in our securities.

THE COMPANY

D.R. Horton, Inc. is one of the largest homebuilding companies in the United States. We construct and sell homes through our operating divisions in 26 states and 75 markets of the United States, primarily under the name of D.R. Horton, America’s Builder. Our homes generally range in size from 1,000 to 4,000 square feet and in price from $90,000 to $600,000. For the year ended September 30, 2011, we closed 16,695 homes with an average closing sales price of approximately $212,200. For the nine months ended June 30, 2012, we closed 13,315 homes with an average closing sales price of approximately $220,100. For the three months ended June 30, 2012, we closed 4,957 homes with an average closing sales price of approximately $225,000.

Through our financial services operations, we provide mortgage financing and title agency services to homebuyers in many of our homebuilding markets. DHI Mortgage, our wholly-owned subsidiary, provides mortgage financing services principally to our homebuilding customers and generally sells the mortgages it originates and the related servicing rights to third-party purchasers. DHI Mortgage originates loans in accordance with purchaser guidelines and historically has sold most of its mortgage production within 30 days of origination. Our subsidiary title companies serve as title insurance agents by providing title insurance policies, examination and closing services, primarily to our homebuilding customers.

Our financial reporting segments consist of six homebuilding segments and a financial services segment. Our homebuilding operations are the most substantial part of our business, comprising approximately 98% and 97% of consolidated revenues of $3.6 billion and $3.0 billion for the year ended September 30, 2011 and for the nine months ended June 30, 2012, respectively. Our homebuilding operations generate most of their revenues from the sale of completed homes, with a lesser amount from the sale of land and lots. In addition to building traditional single-family detached homes, we also build attached homes, such as town homes, duplexes, triplexes and condominiums, which share common walls and roofs. The sale of detached homes generated approximately 88% of home sales revenues for the year ended September 30, 2011 and 90% of home sales revenues for the nine months ended June 30, 2012. Our financial services segment generates its revenues from originating and selling mortgages and collecting fees for title insurance agency and closing services.

For more information about our business, please refer to the “Business” section in our most recent annual report on Form 10-K filed with the SEC and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus.

Our principal executive offices are located at 301 Commerce Street, Suite 500, Fort Worth, Texas 76102. Our telephone number is (817) 390-8200, and our Internet website address is www.drhorton.com. Information on or connected to our Internet website is not a part of this prospectus.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion or exchange of the debt securities into our common stock or other securities;

•	guarantees of the debt securities by certain of our subsidiaries;

•	preferred stock, which we may issue in one or more series;

•	depositary shares;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock, depositary shares, debt securities or other securities;

•	stock purchase contracts;

•	stock purchase units;

•	units of the above securities; or

•	any derivative security of a security listed above or any security listed above containing a derivative feature such as a put or call option.

When we sell securities, we will determine the amounts of securities we will sell and the prices and other terms on which we will sell them.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include, among other things, the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	the plan of distribution for the securities;

•	if applicable, information about securities exchanges on which the securities will be listed;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with the information described under the heading “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include:

•	providing additional working capital to our business operations;

•	acquiring and developing land;

•	constructing new homes;

•	acquiring companies in homebuilding or other businesses;

•	repaying or repurchasing existing debt; and

•	purchasing other investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended June 30, 2012 and for the five years ended September 30, 2011:

	Nine Months Ended June 30, 2012	Year Ended September 30,
		2011	2010	2009	2008	2007
Ratio(1)(2)	2.52x	1.18x	1.75x	—	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income, including distributions received from equity investments, before income taxes, interest expensed, interest amortized to cost of sales and income attributable to noncontrolling interests. Fixed charges consist of interest incurred, whether expensed or capitalized, including amortization of debt issuance costs, if applicable, and the portion of rent expense deemed to represent interest.
(2)	Earnings for the fiscal years ended September 30, 2009, 2008 and 2007 were insufficient to cover fixed charges for the periods by $528.1 million, $2,454.3 million and $998.4 million, respectively.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under one or more indentures entered into or to be entered into between us and American Stock Transfer & Trust Company, LLC, Brooklyn, New York, as trustee, or another trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under an indenture. The indentures are or will be governed by the Trust Indenture Act.

The following is a summary of the indentures. It does not restate the indentures entirely. We urge you to read the indentures. We have filed the indentures as exhibits to the registration statement of which this prospectus is a part, and we will file the indentures we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be unsecured obligations of D.R. Horton, Inc. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•

the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•

the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•

the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•

the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments;

•

the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•

the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be subordinated to our other indebtedness;

•

any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•

whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by our direct or indirect subsidiaries which may guarantee the debt securities, including the identity of the subsidiaries that will be the initial guarantors of the series and the terms of subordination, if any, of any such guarantee. The applicable prospectus supplement will also describe provisions for the release of guarantor subsidiaries from their guarantees.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our guarantor subsidiaries. The applicable prospectus supplement will also describe provisions for guarantor subsidiaries to cease to be restricted by those covenants.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration or otherwise;

•

our failure or the failure of any guarantor subsidiary to comply with any of its agreements or covenants in, or provisions of, the debt securities of such series, the guarantees (as they relate thereto) or the indenture (as they relate thereto) and such failure continues for a period of 60 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time);

•

the acceleration of any indebtedness (other than non-recourse indebtedness, as defined in the indenture) of us or any guarantor subsidiary that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such indebtedness is not satisfied, in either case within 30 days after such acceleration;

•

our failure or the failure of any guarantor subsidiary to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of indebtedness (other than non-recourse indebtedness, as defined in the indenture) of us or any guarantor subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such indebtedness);

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any guarantor subsidiary that is a significant subsidiary (as defined in the indenture); or

•

any guarantee of any guarantor subsidiary that is a significant subsidiary ceases to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or is declared null and void and unenforceable or found to be invalid or any guarantor denies its liability under its guarantee (other than by reason of release of a guarantor from its guarantee in accordance with the terms of the indenture and the guarantee).

The indenture provides, or will provide, that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so. The indenture provides, or will provide, that as long as any debt securities are outstanding we will be obligated to deliver written notice to the trustee of the occurrence of any default within 30 days after any of our senior officers obtains knowledge of such default.

The indenture provides, or will provide, that if any event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

Defeasance

The indenture permits, or will permit, us and our guarantor subsidiaries to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The indenture also permits, or will permit, us and our guarantor subsidiaries to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by:

•

depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•

complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the indenture permits, or will permit, us and our guarantor subsidiaries to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or U.S. government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•

comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	delete a guarantor subsidiary which, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities;

•	add a guarantor subsidiary in respect of any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the written consent of the holders of at least a majority in principal amount of the debt securities of such series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of such series then outstanding may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions of debt securities;

•

modify the ranking or priority of the debt securities or any guarantee, or, with respect to any subordinated debt securities, modify certain subordination provisions of the applicable indenture in any manner adverse to the holders of debt securities that are senior to such subordinated debt securities;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

In the ordinary course of its business, American Stock Transfer and Trust Company, LLC, the initial trustee, provides, and may continue to provide, service to us as transfer agent for our common stock and trustee under indentures relating to our senior notes, including our convertible senior notes. The indenture contains, or will contain, limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture permits, or will permit, the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture provides, or will provide, that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern, or will govern, the indenture, the debt securities and the guarantees of the debt securities.

DESCRIPTION OF COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock is 1,000,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At September 14, 2012, 320,032,684 shares of common stock and no shares of preferred stock were outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of the majority of votes cast at a meeting at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There will be a prospectus supplement relating to any offering of common stock offered by this prospectus.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, which currently serves as trustee for our senior notes and convertible senior notes as described in “Description of Debt Securities — Concerning the Trustee” and may also serve as trustee under other indentures for debt securities offered by this prospectus.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•	an article in our charter prohibiting stockholder action by written consent;

•	an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•

an article in our charter and a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•

bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

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before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have preemptive rights.

Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, which will be governed by New York law. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to current or other reports we file with the SEC. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable redemption fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions. We will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, depositary shares, debt securities or units of two or more of these types of securities. Each series of warrants will be issued under a separate warrant agreement governed by New York law to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the common stock, preferred stock, depositary shares, debt securities or other securities that may be purchased upon exercise of the warrants and procedures by which the number of these securities may be adjusted;

•	the exercise price of the warrants;

•	the period during which you may exercise the warrants;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Prior to the exercise of any warrants to purchase common stock, preferred stock, depositary shares, debt securities or other securities, holders of the warrants will not have any of the rights of holders of the common stock, preferred stock, depositary shares, debt securities or other securities purchasable upon exercise, including:

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in the case of warrants for the purchase of common stock, preferred stock or depositary shares, the right to vote or to receive any payments of dividends on the common stock, preferred stock or depositary shares purchasable upon exercise; or

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in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a fixed or varying number of shares of common stock, preferred stock or depositary shares at a future date or dates. The stock purchase contracts will be governed by New York law. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately, or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock, depositary shares, debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement, or any combination of the foregoing, in each case securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract. Any one or more of the above securities, common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. government securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell common stock, preferred stock or depositary shares to us.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more stock purchase contracts, warrants, debt securities, debt securities guarantees, preferred stock, common stock, depositary shares or any combination thereof. The units will be issued under a unit agreement that will be governed by New York law. You should refer to the applicable prospectus supplement for:

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all terms of the units and of the stock purchase contracts, warrants, debt securities, debt securities guarantees, shares of preferred stock, shares of common stock, depositary shares or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

Any of the securities being offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through brokers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices or varying prices determined at the time of sale. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

If a broker is used in the sale of the securities, the broker will not acquire the securities, and we will sell the securities directly to the purchasers in the applicable market. These will be conducted as “at the market offerings” within the meaning of the Securities Act. The prospectus supplement will set forth the terms of our arrangement with the broker.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, has rendered an opinion with respect to the validity of the securities being offered by this prospectus. Certain matters of Alabama, Arizona, Hawaii, Nevada, New Jersey, Oregon, Utah, Virginia and Washington law will be passed upon for us by Thomas B. Montano, our Corporate and Securities Counsel. We have filed these opinions as exhibits to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

D.R. Horton, Inc. files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street N.E., Washington, D.C. 20549-2521. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

We make available free of charge on or through our Internet website, www.drhorton.com, our reports and other information filed with or furnished to the SEC as referred to below and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on our website or the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We and our subsidiaries who may be guarantors have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits, contains additional relevant information about us, any guarantor subsidiaries and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus. These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed
Annual Report on Form 10-K	Year ended September 30, 2011

Quarterly Reports on Form 10-Q	Quarter ended December 31, 2011
Quarter ended March 31, 2012
Quarter ended June 30, 2012

Current Reports on Form 8-K	November 16, 2011 December 1, 2011 February 1, 2012 February 17, 2012 March 8, 2012 May 1, 2012 May 4, 2012 September 10, 2012 September 14, 2012 September 17, 2012

The description of our common stock contained in our registration statement on Form 8-A/A filed September 21, 2012.

The information set forth under the captions “Proposal One — Election of Directors,” “Corporate Governance and Board Matters,” “Beneficial Ownership of Common Stock,” “Executive Compensation,” “Certain Relationships and Related Person Transactions,” “Independent Registered Public Accountants,” “Section 16(a) Beneficial Ownership Reporting Compliance” and “Requesting Documents from the Company” in our proxy statement relating to our January 26, 2012 annual meeting of stockholders and incorporated into our annual report on Form 10-K for the fiscal year ended September 30, 2011.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

D.R. Horton, Inc.

301 Commerce Street, Suite 500

Fort Worth, Texas 76102

(817) 390-8200